Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

MCRU, LLC

CRUSH CREATIVE, INC.

AND

SHAREHOLDERS OF SELLER

JULY 6, 2005

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of the 6th day of July 2005 (this “Agreement”), is entered into by and among MCRU, LLC, a Delaware limited liability company (the “Purchaser”), Crush Creative, Inc., a California corporation (“Seller “), and the direct and indirect shareholders of the Seller set forth on the signature pages attached hereto (each a “Shareholder” and collectively, the “Shareholders”) and Guy Claudy, in his capacity as Shareholders Representative. Merisel, Inc. has executed this Agreement for purposes of Sections 7.13 and 11.10 only.

RECITALS

WHEREAS, Seller is engaged in the Business (as defined below);

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, substantially all of the assets and properties of the Seller and in connection therewith Purchaser is willing to assume certain specified liabilities of Seller relating thereto, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Shareholders are the holders of all of the issued and outstanding equity interests of Seller and will receive direct and substantial benefits from consummation of the transactions contemplated hereby; and

WHEREAS, Purchaser would not enter into this Agreement or consummate the transactions contemplated hereby without the agreements of the Shareholders contained herein.

NOW THEREFORE, in consideration of the mutual representations, warranties, agreements and covenants hereinafter set forth, and intending to be legally bound hereby, Purchaser, Seller and Shareholders hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.

As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions will apply:

“Accounts Receivable” shall have the meaning given to such term in Section 4.18.

“Acquired Businesses” shall have the meaning given to such term in Section 4.12.

“Action” shall mean any action, claim, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

“Actual Net Working Capital” shall have the meaning given to such term in Section 2.6(d).

“Actual Tangible Net Worth” shall have the meaning given to such term in Section 2.6(d).

“Adjusted EBITDA” shall mean EBITDA of the Seller calculated as follows (x) 12 times the amount equal to (A) (i) EBITDA of the Seller for the period from June 1, 2004 through May 31, 2005 minus (ii) EBITDA of the Seller for the month of July 2004 divided by (B)11 plus (y) the amounts set forth on Exhibit A, with the components of EBITDA calculated in accordance with GAAP from the Audited 12 Month Financials.

“Affiliate” shall mean (a) an “affiliate” as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended, (b) a Person who directly or indirectly controls, is controlled by or is under common control with the Person specified and (c) any Person owning directly or indirectly at least five percent (5%) of the outstanding equity interests of any other Person. All Related Persons shall be deemed Affiliates of one another.

“Agreement” shall mean this Agreement, including all exhibits and schedules attached hereto.

“Alternative Transaction” shall have the meaning given to such term in Section 7.5.

“Annual Target EBITDA” shall mean (a) $2,200,000 times the First Adjustment for Period One, (b) $2,300,000 for Period Two, (c) $2,600,000 for Period Three, (d) $2,900,000 for Period Four and (e) $3,000,000 times the Second Adjustment for Period Five.

“Applicable Law or Laws” shall mean all applicable provisions of all (a) constitutions, treaties, statutes, Laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (b) Consents of any Governmental Authority and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Arbitration Firm” shall have the meaning given to such term in Section 2.6(d)(ii).

“Assumed Benefit Plans” shall mean the Blue Cross HMO Medical Plan & Prescription Benefits, Blue Cross PPO Medical Plan & Prescription Benefits, Cigna Dental HMO, Cigna Dental PPO, Eyemed Vision Plan, Long Term Disability through Standard of Oregon, Basic Life and AD&D through Blue Cross, $15,000 Voluntary Life through Met Life and Section 125 “Flex” (Cafeteria Plan) for Dependent Care & Medical (formally known as Crush Creative, Inc. Flexible Benefits Plan).

“Assumed Debt” shall mean bank debt and capital lease obligations, in each case pursuant to the agreements set forth on Schedule 1.1(a), up to a maximum of $2,500,000 in the aggregate.

“Assumed Liabilities” shall mean only the following items without duplication:

(a) the Liabilities of the types expressly set forth on Exhibit B hereto as of the Closing Date as reflected on the Closing Date Balance Sheet;

(b) the Assumed Debt (subject to the limitations in the definition thereof);

(c) Liabilities under the Contracts which are Purchased Assets arising after the Closing Date, but not including any Liability, obligation or commitment for any breach thereof by Seller occurring prior to, on or after the Closing Date; and

(d) Liabilities under the Assumed Benefit Plans arising subsequent to the Closing and attributable to the service of the Transferred Employees after Closing (for avoidance of doubt, with respect to any portion of the Assumed Benefit Plans that provide for the reimbursement of expenses, such as expenses for medical care, liability for an expenses shall arise on the date of the provision of the underlying service or product );

provided that in no event shall any Excluded Liability be an Assumed Liability. For avoidance of doubt, any Assumed Liabilities, including those relating to employees, shall be adequately reflected or reserved for on the Closing Date Balance Sheet.

“Audited 12 Month Financials” shall have the meaning given to such term in Section 6.2(q).

“Auditor” shall have the meaning given to such term in Section 2.6(d).

“Benefit Plans” shall have the meaning given to such term in Section 4.10.

“Books and Records” shall mean the Seller’s books, ledgers, files, records, manuals, and other materials (in any form or medium, including electronic and computer files), including, but not limited to, all correspondence, personnel records, payroll records, purchasing materials and records, vendor lists, operation and quality control records and procedures, research and development files, Intellectual Property disclosures and documentation, sales order files, purchase order files, advertising materials, catalogs, product brochures, mailing lists, customer files, customer lists, distribution lists, sales and promotional materials, and all other records utilized by the Seller and all computer software and data files necessary to access or review or continue to compile or utilize any of the foregoing, except for the Seller’s minute and stock books.

“Business” shall mean the business conducted by Seller on the date hereof, including, but not limited to processing, publishing and installing advertising media.

“Capital Expenditures” shall mean all capital expenditures, capital additions or capital improvements made by a Person in accordance with GAAP.

“Closing” or “Closing Date” shall have the meaning given to such term in Section 3.1.

“Closing Date Balance Sheet” shall have the meaning given to such term in Section 2.6(d). A template for the Closing Date Balance Sheet is attached hereto as Exhibit C.

“Closing Payment” shall have the meaning given to such term in Section 2.5(b).

“COBRA” shall mean Code Section 4980B, Part 6 of Subtitle B of Title I of ERISA and any applicable state law providing for similar group health plan continuation coverage.

“Code” shall mean the Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.

“Confidential Information” shall mean all proprietary or confidential property, information or knowledge of Seller and the Business including without limitation: (a) all records concerning products or services provided to customers; (b) all information containing pricing policies, the prices charged to customers, the volume or orders of customers and other information concerning transactions with customers; (c) customer lists; (d) financial information; forecasts, budgets, marketing information, research and development, expansion plans, management policies and methods of operation, (e) information concerning salaries or wages paid to, the work records of and other personnel information relative to employees; (f) confidential information of other Persons; (g) technical data specifications, programs, documentation and analyses, and (h) all Intellectual Property owned or licensed, including all source code and trade secrets within any such Intellectual Property, except to the extent that such confidential information (i) becomes a matter of public record, or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Seller or any Shareholder, (ii) is based upon the knowledge and expertise of the Person using it developed prior to his/her/its association with the Seller and can be obtained independently by him/her/it without use of the records of the Seller or (iii) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency.

“Consent” shall mean any consent, approval, authorization, waiver, permit, grant, franchise, license, exemption or order of, any registration, certificate, qualification, declaration or filing with, or any notice to, any Person, including, without limitation, any Governmental Authority.

“Contingent Payment” shall mean, for any period during the Earnout Period, an amount equal to seventy five percent (75%) of the amount by which (A) EBITDA less Excess Capital Expenditures of the Purchaser for such period exceeds (B) the Annual Target EBITDA for the respective period during the Earnout Period; provided however that the maximum amount of the aggregate Contingent Payments paid under this Agreement shall not exceed $2,500,000 (subject to reduction under Section 2.6(e)), and the maximum Contingent Payment in any given period during the Earnout Period shall not exceed $750,000; provided that the maximum Contingent Payment in Period One shall not exceed $750,000 times the First Adjustment and in Period Five shall not exceed $750,000 times the Second Adjustment. If EBITDA for any period is more than $1,000,000 above the Annual Target EBITDA for a particular period during the Earnout Period, the excess shall be added to the following period’s EBITDA for purposes of calculating the Contingent Payment for such subsequent period. EBITDA in any period shall not be reduced by any shortfall in EBITDA with respect to any prior period.

“Contracts” shall mean any written or oral contract, agreement, instrument, obligation, order, arrangement, license, commitment or understanding of any nature.

“Current Assets” shall mean all current assets on the Closing Date Balance Sheet that are Purchased Assets, calculated in accordance with GAAP.

“Current Liabilities” shall mean all current liabilities on the Closing Date Balance Sheet that are Assumed Liabilities, calculated in accordance with GAAP.

“EBITDA” shall mean net income of a Person before taking into account deductions for interest, taxes, the depreciation of assets, the amortization of costs, expenses in connection with this transaction, including earn out payments, if any, and Public Company Expenses and, excluding in all cases (i) any income or earnings not generated in the ordinary course of business (including interest income) and (ii) financial results of assets, businesses or entities acquired after Closing by the Purchaser or any Affiliate, with all components of EBITDA determined in accordance with GAAP.

“EEOC” shall have the meaning given to such term in Section 4.22(f).

“Earnout Period” shall have the meaning given to such term in Section 2.7.

“Employment Agreements” shall have the meaning given to such term in Section 6.2(e)(iv).

“Environmental Liability” means any and all Liabilities, obligations to investigate, remediate, cleanup or abate expenses, damages, deficiencies, fines, penalties, sanctions and costs of any kind or nature whatsoever arising out of, relating to or directly or indirectly associated with, the compliance with or Liability under any Environmental Protection Law.

“Environmental Permit” shall mean any License required by or pursuant to any Environmental Protection Laws.

“Environmental Protection Laws” shall mean all Applicable Laws now or hereafter in effect relating to (a) the protection of human health or the environment, or occupational health and safety, (b) classification, regulation, listing or defining of hazardous substances, hazardous wastes, hazardous materials, wastes, pollutants or contaminants, (c) the investigation, clean-up and abatement, removal action, remedial action or any other response to a release, or threatened release, of any Hazardous Substances to the environment, (d) any emission of air pollutants or direct or indirect discharge of pollutants or waste, (e) the generation, treatment, storage, disposal, transportation, processing, handling, use, existence, spill, release or threatened release of any Hazardous Substance, and (f) the manufacture, import, distribution or sale of any Hazardous Substances, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §9601 et seq.; (ii) the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901 et seq; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq.; (iv) the Clean Water Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; and (v) the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. §651 et seq.; and each state or local law corresponding thereto all as amended, modified or revised as of the Closing Date.

“Equity Securities” shall mean with respect to any Person, (a) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including any stock appreciation, contingent interest or similar right), and (b) any option, warrant, security or other right (including debt securities) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise representing the right to acquire directly or indirectly any ownership or equity interest, participation or security described in clause (a) above.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is or which has at any time been considered a single employer with the Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Estimated Cash Purchase Price” shall have the meaning given to such term in Section 2.6(a).

“Excess Capital Expenditures” shall mean the amount by which Capital Expenditures exceed $650,000 in each period; provided that this amount shall be $200,000 for Period One and $650,000 times the Second Adjustment for Period Five.

“Estimated Adjustment Amount” shall have the meaning given to such term in Section 2.6(c).

“Estimated Closing Date Balance Sheet” shall have the meaning given to such term in Section 2.6(b).

“Estimated Net Working Capital” shall have the meaning given to such term in Section 2.6(b).

“Estimated Tangible Net Worth” shall have the meaning given to such term in Section 2.6(b).

“Excluded Assets” shall mean:

(a) Seller’s rights under this Agreement or any other document or agreement delivered to or received by the Seller in connection herewith;

(b) the Excluded Contracts;

(c) cash in excess of (i) cash in amounts equal to unspent Seller Customer Deposits or unspent Seller Customer Prepayments at the Closing; provided that “spent” cash for Seller Customer Deposits or Seller Customer Prepayments shall have been spent only for the creation of products to be delivered to customers; and (ii) Minimum Cash;

(d) accounts receivable from employees or shareholders of Seller; and

(e) inventory work in progress over $175,000.

“Excluded Contracts” shall mean (i) all Contracts set forth on Schedule 1.1(b) and (ii) all Contracts and Leases of Seller other than Purchased Contracts.

“Excluded Liabilities” shall mean any Liabilities of the Seller, which are not Assumed Liabilities, whether arising before, on or after the Closing Date, including, without limitation:

(a) all Liabilities arising or resulting from or relating to the conduct of the Business prior to the Closing Date or arise or result from or relate to claims or actions made, or facts, events or circumstances that became or become known, before, on or after the Closing related to periods prior to the Closing Date other than Assumed Liabilities;

(b) all Liabilities for Taxes and deferred Tax Liabilities;

(c) all Liabilities arising in connection with any Action, private or public, whether instituted or threatened prior to or after the Closing, arising out of conduct of the Business or any facts or circumstances existing prior to and including the Closing Date, including without limitation, those matters set forth on Schedule 4.11;

(d) allowances or adjustments (including adjustments in rates charged prior to the Closing) to which customers, clients, contractors or other Persons purchasing, acquiring or otherwise receiving services or products may be entitled either on or after the Closing based on facts, circumstances and events that existed or occurred prior to the Closing;

(e) any Liability arising before, on or after the date hereof relating to (i) the presence of any Hazardous Substances at, upon, about or beneath any Real Property prior to the Closing, (ii) any failure by the Seller or any Affiliate thereof or any failure in the manner in which the Business has been conducted to comply with any Environmental Protection Laws or Environmental Permits prior to the Closing, (iii) the generation, discharge, disposal, treatment, storage, release, threatened release, spill, use, handling, processing, existence, presence or transportation of any Hazardous Substances at, upon, about or beneath any Real Property prior to the Closing ; provided that the continued migration of any Hazardous Substances onto or off any Real Property whether before, on or after the Closing shall be deemed to be a condition occurring prior to Closing provided that such migration impacted the Real Property as of the Closing Date and, as such, shall be deemed an Excluded Liability hereunder;

(f) all Liabilities arising under Contracts that are Purchased Assets with respect to events and periods prior to the Closing, or in connection with any breach thereof;

(g) Liabilities relating to any Indebtedness or to any Trade Payables and Accruals that are not Assumed Liabilities;

(h) Liabilities to Affiliates of Seller;

(i) Liabilities to or with respect to current or former shareholders, employees, independent contractors, officers or directors of Seller, including under existing employment agreements of Seller, or Liabilities under any Benefit Plan; other than under the Assumed Benefit Plans;

(j) Liabilities relating to Excluded Contracts and the Excluded Assets;

(k) any Liability incurred by Seller or its Affiliates to pay any fee or commission to any broker, finder, investment banker or other intermediary or any other deal related costs and expenses in connection with the transactions contemplated by this Agreement;

(l) Liabilities covered by insurance arising out of events, circumstances, or conditions occurring or existing prior to Closing;

(m) Liabilities resulting from any violation of Law arising out of events, circumstances, or conditions occurring or existing prior to Closing;

(n) Liabilities of Seller arising after the Closing; and

(o) Liabilities relating to those matters set forth on Exhibit D.

“Family Member” shall mean with respect to a Person, any parent, any spouse, any natural or adoptive sibling or any spouse thereof, and any direct lineal descendant (natural or adoptive) of any of the foregoing.

“First Adjustment” is a fraction the numerator of which is the number of days in the 2005 fiscal year (defined as the calendar year) from (and including) the Closing Date and the denominator of which is 365.

“Final Adjustment Amount” shall have the meaning given to such term in Section 2.6(d).

“FF&E” shall mean machinery, equipment, computers, peripherals, software booked as FF&E, office equipment, furnishings, leasehold improvements, vehicles, tools, supplies and other tangible assets.

“Financial Statements” shall have the meaning given to such term in Section 4.7(a).

“GAAP” shall mean generally accepted accounting principles in the United States, in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Hazardous Substance” shall mean any chemical, compound, pollutant, contaminant, material or substance now or hereafter identified, listed or regulated under any Environmental Protection Laws, including, without limitation, any “hazardous substance” or “pollutant or contaminant,” as those terms are defined in CERCLA, any “hazardous waste” as such term is defined in RCRA, and any other hazardous or toxic wastes, substances or materials, the presence, existence or threat of which may at any time give rise to any Environmental Liability, including, without limitation, (a) trichloroethlene, tetrachloroethlene and other chlorinated solvents, (b) any petroleum products or fractions thereof, (c) asbestos in any form, (d) polychlorinated biphenyls, (e) flammables, (f) explosives, (g) urea formaldehyde, and (h) microbial matters or radioactive materials and wastes.

“Holdback Amount” shall have the meaning given to such term in Section 2.5(c).

“Indebtedness” shall mean all (a) obligations for borrowed money, (b) notes, bonds, debentures, mortgages and similar obligations, (c) obligations for the deferred purchase price of assets, property, or services (excluding ordinary course trade payables), (d) capital obligations and leases, and (e) guaranties and contingent obligations for the debts of another Person, (f) accounts payable or other liabilities not arising in the ordinary course of business, (g) accounts payable for equipment purchases, (h) accounts payable that are more than ninety (90) days past their due dates, (i) obligations in respect of letters of credit, bonds, guaranties, reimbursement agreements and similar instruments, (j) obligations in respect of futures contracts, forward contracts, swaps, options or similar arrangements, (k) off balance sheet financing transactions, (l) all obligations under facilities for the discount or sale of receivables and (m) all obligations that are required to be classified as long term liabilities on a balance sheet under GAAP ( in each case whether such obligations are contingent or otherwise).

“Indemnitee” shall mean a Purchaser Indemnitee or Seller Indemnitee as applicable.

“Indemnitor” shall mean any party against whom a claim for indemnification is made under this Agreement.

“Intellectual Property” shall mean all of the intellectual or intangible property owned or licensed to Seller or in which Seller has any right or interest, including, without limitation, Seller’s trademarks, trademark registrations and applications, service marks, trade names, corporate names and fictitious names, copyrights, copyright registrations, works of authorship, patents, patent applications, industrial design registrations and applications, integrated circuit topography applications and registrations, design rights, inventions, trade secrets, data, technical information, Confidential Information, designs, plans, specifications, formulas, processes, patterns, compilations, devices, techniques, mask works, methods, shop rights, know-how, show-how, and other business or technical confidential or proprietary information in each case whether or not such rights are patentable, copyrightable, or registrable; Software and computer hardware programs and systems, source code, object code, know-how, show-how, processes, formula, specifications and designs, databases, and documentation relating to the foregoing; all domain names and Internet addresses, and content with respect to Internet websites including such consent in its electronic form and other proprietary information owned, controlled, created, under development or used by or on behalf of Seller in whole or in part and whether or not registrable or registered, and any registrations or applications for the foregoing.

“Inventory” shall mean all quantities of inventory, including raw materials, work in progress, finished goods (whether or not in the possession of Seller), consigned inventory, spare parts, replacement and component parts, materials, supplies and packaging items.

“Law” shall mean all laws of any nation or political subdivision thereof, including, without limitation, all federal, state, provincial, local, or foreign statutes, regulations, ordinances, orders, decrees, or any other laws, common law theories, or reported decisions of any state, provincial, federal or other court or tribunal.

“Leased Real Property” shall have the meaning given to such term in Section 4.16.

“Leases” shall mean all leases, subleases, or other occupancy agreements, licenses, and lease agreements for equipment, machinery, furnishings, vehicles or tools, together with all amendments, supplements and nondisturbance agreements pertaining thereto, under which Seller subleases, licenses, occupies or uses any real or personal property.

“Liabilities” shall mean liabilities, obligations, claims or commitments of any nature, whether fixed, absolute, accrued, contingent or otherwise and whether liquidated, matured or unmatured, known or unknown, determined, determinable or otherwise and regardless of whether such liability, obligation, claim or commitment is immediately due and payable.

“License” shall mean any license, permit, franchise, consent, authorization, right, privilege, variance, exemption, order or approval issued or granted by any Governmental Authority.

“Lien” shall mean any charge, claim, lien, option, pledge, security interest, mortgage, deed of trust, assignment, deposit arrangement, priority or other preferential arrangement, right of first refusal, easement, title defect, or encumbrance of any kind, excluding Liens for Taxes not yet due and payable.

“Losses” shall have the meaning given to such term in Section 9.2.

“Majority Shareholder” means each of Guy Claudy and Tom Saliba and Majority Shareholders shall mean each Majority Shareholder taken together.

“Material Adverse Effect” shall mean a material adverse effect on, or any event, fact circumstance, condition or change that, individually or in the aggregate, is reasonably likely to have a material adverse effect on, (a) the assets, business, operations, condition (financial or otherwise), Properties, management, Liabilities, obligations, earnings, results of operations or prospects of Seller or the Business, (b) the validity or enforceability of this Agreement and/or any or all of the Related Documents or (c) the right or ability of Seller, any of its Affiliates or the Shareholders to consummate the transactions contemplated hereby and/or thereby.

“Material Contracts” shall have the meaning given to such term in Section 4.12.

“Minimum Adjusted EBITDA” shall mean $2,500,000.

“Minimum Cash” shall mean $200,000.

“Minimum Net Working Capital” shall mean $2,475,000.

“Minimum Tangible Net Worth” shall mean $3,500,000.

“Minority Shareholder” shall mean each Shareholder other than the Majority Shareholders, individually, and Minority Shareholders shall mean each Minority Shareholder taken together.

“Net Working Capital” shall mean (i) all Current Assets less (ii) all Current Liabilities; excluding from Current Liabilities short-term Indebtedness and current portions of long-term Indebtedness.

“Ordinary Course of Business” shall mean in the ordinary course of the Business consistent with Seller’s past custom and practice.

“Pension Plan” shall mean an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

“Period One” shall mean the period from the Closing Date through December 31, 2005.

“Period Two” shall mean the 2006 calendar year .

“Period Three” shall mean the 2007 calendar year.

“Period Four” shall mean the 2008 calendar year.

“Period Five” shall mean January 1, 2009 through the date prior to the date that is the fourth anniversary of the Closing Date.

“Person” shall mean any corporation, partnership, limited liability company, trust, individual, unincorporated organization or a governmental agency or political subdivision thereof, as the context may require.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator.

“Products” shall mean any and all products or services designed, fabricated, manufactured, distributed, provided, performed or sold at any time after April 24, 2000 by or on behalf of the Business or Seller.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible of Seller.

“Public Company Expenses” shall mean any of the following amounts to the extent charged to the Purchaser after the Closing: (i) audit fees in excess of $40,000 in any period during the Earnout Period, (ii) fees of counsel relating to public company requirements, (iii) fees of the Securities and Exchange Commission or the Nasdaq National Market, (iv) charges for Purchaser’s parent legal personnel relating to public company requirements or (v) other corporate overhead charges in excess of $30,000 per month.

“Purchase Price” shall have the meaning given to such term in Section 2.6(d).

“Purchased Assets” shall have the meaning given to such term in Section 2.1.

“Purchased Contracts” shall mean the following other than the Excluded Contracts set forth on Schedule 1.1(b):(i) all Contracts to sell products or services to customers of the Business, (ii) all Leases for the Leased Real Property, provided such leases are set forth on Schedule 4.16 and (iii) any other Contract or Lease set forth on Schedule 1.1(c).

“Purchaser” shall have the meaning given to such term in the preamble.

“Purchaser Indemnitees” shall have the meaning given to such term in Section 9.2.

“Real Property” shall mean any real property currently or formerly owned, operated, leased or occupied by Seller (or any predecessors).

“Receivables” means all notes, deposits and Accounts Receivable in favor of Seller and all notes, bonds and other evidence of Indebtedness of and rights to receive payments from any person in favor of Seller.

“Related Documents” shall mean the Transfer Documents and all other agreements and documents contemplated hereunder or thereunder, and any and all amendments or modifications thereto (other than the Employment Agreements).

“Related Person” shall mean any Person in which a specified Person owns any material economic interest, and any other Affiliate or Family Member of such specified Person.

“Second Adjustment” is a fraction the numerator of which is the number of days in the 2005 calendar year prior to (and not including) the Closing Date and the denominator of which is 365.

“Seller” shall have the meaning given to such term in the preamble.

“Seller Advance Payments” shall mean, with respect to Seller, payments with respect to the Business made by Seller for goods or services on or prior to the Closing Date, to the extent such goods or services are not fully used or received by the Business as of the Closing Date, including without limitation all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid rent, prepaid Taxes, prepaid advertising and prepaid items.

“Seller Customer Deposits” shall mean, with respect to Seller, deposits received by Seller from customers and subscribers of the Business on or prior to the Closing Date, including deposits by customers whose creditworthiness requires payments in advance.

“Seller Customer Prepayments” shall mean, with respect to Seller, payments received by Seller for goods or services from customers and subscribers of the Business where such goods or services are not fully delivered or performed by Seller as of the Closing Date.

“Seller Employees” shall mean collectively, any and all current, former and retired employees of Seller.

“Shareholders” shall have the meaning given to such term in the preamble.

“Shareholders Representative” shall mean Guy Claudy.

“Software” shall mean any and all of the following: (i) computer programs, including any and all software implementations of algorithms, heuristics, models and methodologies, whether in source code or object code, (ii) testing, validation, verification and quality assurance materials (iii) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iv) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (v) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing, (vi) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, and (vii) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing.

“Tangible Net Worth” shall mean tangible Purchased Assets (excluding, for avoidance of doubt, goodwill and noncompete assets) less Assumed Liabilities determined in accordance with GAAP.

“Tax Return” shall mean any return, report, information return, registration form or other document (including any related or supporting information filed therewith) related to the obligations of any Person filed or required to be filed with any Governmental Authority in connection with the determination of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Taxes” shall mean any income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, personal property, or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, addition to tax or additional amount related to the obligations of any Person, imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), but only if and to the extent attributable to periods (or partial periods) prior to and including the Closing Date, together with any penalty thereon or in connection therewith and any interest on or in connection with any of the foregoing (including any penalty).

“Tax Claim” shall have the meaning given to such term in Section 8.3.

“Threshold Net Working Capital” shall have the meaning given to such term in Section 2.6(c).

“Threshold Tangible Net Worth” shall have the meaning given to such term in Section 2.6(c).

“Trade Payables and Accruals” shall mean all trade payables and accrued Liabilities incurred in the ordinary course of business by Seller.

“Transfer Documents” shall have the meaning given to such term in Section 6.2(e).

“Transfer Taxes” shall have the meaning given to such term in Section 8.5.

“Transferred Employees” shall have the meaning given to such term in Section 7.6.

1.2 Interpretation.

(a) When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not so stated. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(b) The table of contents, titles, captions and headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

(c) The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

ARTICLE 2

SALE AND PURCHASE OF ASSETS

2.1 Purchased Assets. On the terms and subject to the conditions of this Agreement, Seller shall, at the Closing, sell, transfer, convey, assign, grant and deliver to Purchaser, and Purchaser shall, at the Closing, purchase and acquire from Seller, free and clear of all Liens (except as set forth on Schedule 2.1), all right, title and interest in and to all properties, rights, interests, tangible and intangible assets of Seller (other than Excluded Assets) (the “Purchased Assets”), including without limitation:

(i) all FF&E;

(ii) all Receivables;

(iii) all Inventory;

(iv) the Purchased Contracts;

(v) all patents, copyrights, trademarks and service marks (whether registered or unregistered), all names (and variations thereof), all assumed fictional business names and trade names, including without limitation, the items set forth on Schedule 2.1(v) hereto;

(vi) all other Intellectual Property, including without limitation the Intellectual Property described on Schedule 2.1(vi);

(vii) all design tools, order management and other management tools, manufacturing tools and test equipment, including laboratory testing equipment, whether located at the facilities of Seller or the facilities of a third party;

(viii) all Seller Advance Payments, Seller Customer Deposits and Seller Customer Prepayments;

(ix) the Leased Real Property;

(x) all Books and Records;

(xi) to the extent transferable, all Licenses from any Governmental Authority relating to the operation of the Business;

(xii) to the extent transferable, all insurance policies held by Seller or that may have been issued to Seller and in effect at any time during Seller’s operation of the Business, including without limitation, on the Leased Real Property, including the right to any proceeds thereunder but excluding any insurance policies with respect to any Benefit Plan other than Assumed Benefit Plans;

(xiii) all rights in and sponsorship of the Assumed Benefit Plans and any associated funding media, assets, reserves and credits including without limitation cash equal to the amounts standing to the credit of participants in the Section 125 “Flex” (Cafeteria Plan) for Dependent Care & Medical (formally known as Crush Creative, Inc. Flexible Benefits Plan, the benefit of the insurance policies and service agreements in relation to the Assumed Benefit Plans and all books and records in connection with the Assumed Benefit Plans;

(xiv) all guarantees, warranties, indemnities and similar rights in favor of Seller or any of the Purchased Assets;

(xv) all telephone and facsimile numbers, post office boxes, and bank accounts and cash in amounts equal to (i) Seller Customer Deposits or Seller Customer Prepayments at the Closing and (ii) Minimum Cash;

(xvi) all domain names and Internet addresses, and content with respect to Internet websites, including such content in its electronic form;

(xvii) all rights, claims, causes of action against any Person other than claims against any person related to an Excluded Liability; and

(xviii) all other tangible or intangible property, rights and assets of Seller; and

(xix) all goodwill of the Business.

2.2 Excluded Assets.

At the Closing Purchaser shall not purchase and Seller shall retain all right, title and interest in and to the Excluded Assets.

2.3 Assumed Liabilities.

At the Closing Purchaser shall assume only the Assumed Liabilities as existing on the Closing Date and subject to any limitations set forth in the definitions of Assumed Liabilities. Assumed Liabilities shall not exceed the amounts reflected on the Closing Date Balance Sheet, and any excess shall be an Excluded Liability.

2.4 Excluded Liabilities.

Notwithstanding anything to the contrary herein or in any Schedule or Exhibit hereto, Purchaser shall not assume any of the Excluded Liabilities and all Excluded Liabilities shall remain the exclusive Liabilities of Seller. Seller shall pay, perform or otherwise discharge, as the same shall become due in accordance with their respective terms, all of the Excluded Liabilities.

2.5 Consideration for Purchased Assets.

On the terms and subject to the conditions of this Agreement, as consideration for the sale, transfer, assignment and delivery of the Purchased Assets to Purchaser at the Closing:

(a) Purchaser shall assume the Assumed Liabilities as provided herein;

(b) Purchaser shall deliver to Seller at Closing cash by wire transfer to Seller’s designated account in an amount equal to the Estimated Cash Purchase Price less the Holdback Amount, subject to the adjustment in Section 2.6 (the “Closing Payment”).

(c) Purchaser shall deposit $1,200,000 (the “Holdback Amount”) in escrow pursuant to an escrow agreement substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”) to satisfy claims against Seller or Shareholders in connection with this Agreement, including claims under the provisions set forth in Section 2.6 or Article 9. The Holdback Amount is a non-exclusive source of payment for claims hereunder.

(d) Purchaser shall pay the Contingent Payment, if any, in accordance with Section 2.7.

2.6 Purchase Price Adjustment.

(a) The amount of the “Estimated Cash Purchase Price” shall be Seven Million Dollars ($7,000,000), as adjusted pursuant to this Section 2.6.

(b) No later than seven business days prior to the Closing Date, Seller shall prepare and deliver to Purchaser an estimated balance sheet of the Seller as of start of business on the Closing Date, prepared in accordance with GAAP applied consistently with the Audited 12 Month Financials (to the extent such financial statements are in accordance with GAAP)

except that all accounts receivable in excess of 120 days shall be fully reserved (the “Estimated Closing Date Balance Sheet”), and a calculation of the estimated Net Working Capital of the Seller as of the start of business on the Closing Date (“Estimated Net Working Capital”) and of the estimated Tangible Net Worth of the Seller of the start of business on the Closing Date (“Estimated Tangible Net Worth”), together with the detailed work papers which support the Estimated Closing Date Balance Sheet. Seller shall update the Estimated Closing Date Balance Sheet and the calculations of Estimated Net Working Capital and Estimated Tangible Net Worth on the third business day prior to the Closing.

(c) Purchaser shall review the Estimated Closing Date Balance Sheet and the calculations of Estimated Net Working Capital and Estimated Tangible Net Worth, and the parties shall resolve in good faith any disagreements concerning such estimates prior to the anticipated Closing Date. The Estimated Cash Purchase Price shall be decreased by an amount (the “Estimated Adjustment Amount”) equal to the greater of (i) the amount by which Estimated Net Working Capital is less than $2,475,000 (“Threshold Net Working Capital”) or (ii) the amount by which Estimated Tangible Net Worth is less than $1,500,000 (“Threshold Tangible Net Worth”), if any.

(d) After the Closing, Actual Net Working Capital and Actual Tangible Net Worth will be determined as follows:

(i) Within ninety (90) calendar days after the Closing, Purchaser shall cause a nationally recognized accounting firm (the “Auditor”) to prepare and deliver to the Seller an audited statement of the Seller prepared in accordance with GAAP applied consistently with the Audited 12 Month Financials (to the extent such financial statements are in accordance with GAAP), except that all accounts receivable in excess of 120 days shall be fully reserved, as of the start of business on the Closing Date prior to giving effect to the Closing and with the line items set forth on Exhibit C (the “Closing Date Balance Sheet”), and a calculation of the Net Working Capital of the Seller as of the start of business on the Closing Date prior to giving effect to the Closing (the “Actual Net Working Capital”) and of the Tangible Net Worth of the Seller as of the start of business on the Closing Date prior to giving effect to the Closing (“Actual Tangible Net Worth”). The Actual Net Working Capital delivered to Purchaser at the Closing shall include cash in an amount equal to or, at the Seller’s option, greater than Minimum Cash. A physical inventory shall be conducted over the weekend prior to Closing in accordance with GAAP. Seller shall have a period of thirty (30) days from receipt of the Closing Date Balance Sheet to review such balance sheet and Purchaser’s calculation of Actual Net Working Capital and Actual Tangible Net Worth. In connection therewith, Purchaser shall provide Seller and its representatives with access to all records and work papers necessary to compute and verify the Closing Date Balance Sheet, the Actual Net Working Capital, and the Actual Tangible Net Worth.

(ii) Within thirty (30) calendar days following receipt by Seller of the Closing Date Balance Sheet, Seller shall deliver written notice (a “Notice of Disagreement”) to the Purchaser of any dispute Seller has with respect to the preparation or content of such Closing Date Balance Sheet. The Notice of Disagreement must describe in reasonable detail the items contained in the Closing Date Balance Sheet that Seller disputes and the basis for any such dispute. If Seller does not notify the Purchaser in writing of a dispute with respect to the Closing

Date Balance Sheet within such thirty (30)-day period, the calculation of Actual Net Working Capital and Actual Tangible Net Worth reflected in the Closing Date Balance Sheet will be final, conclusive and binding on Seller, Shareholders and the Purchaser. If a Notice of Disagreement is delivered to the Purchaser, the Purchaser and Seller shall negotiate in good faith to resolve the disputed items contained therein. If the Purchaser and Seller, notwithstanding such good faith effort, fail to resolve such disputed items within fifteen (15) days after delivery of the Notice of Disagreement to the Purchaser, then the Purchaser and Seller jointly shall engage a recognized independent public accounting firm as may be mutually agreed (the “Arbitration Firm”), to resolve such disputed items in accordance GAAP. The Seller and the Purchaser shall cooperate in the engagement of the Arbitration Firm and shall use reasonable efforts to cause the Arbitration Firm to render a written decision resolving the matters submitted to the Arbitration Firm as promptly as practicable. The scope of the disputes to be resolved by the Arbitration Firm will be limited to the items in dispute that were properly included in the Notice of Disagreement. The Arbitration Firm’s decision will be based solely on written submissions by Seller and its representatives and written submissions by the Purchaser and its representatives and not by independent review. The Arbitration Firm may not assign a value greater than the greatest value for any disputed item claimed by either the Purchaser, on the one hand, or Seller, on the other hand, or smaller than the value assigned to the disputed item by the Purchaser, on the one hand, or Seller on the other hand. All determinations made by the Arbitration Firm will be final, conclusive and binding on the Purchaser, Seller and Shareholders and judgment may be entered upon the determination of the Arbitration Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Arbitration Firm shall be shared equally between the Purchaser and Seller.

(iii) For purposes of complying with the terms set forth in this Section 2.6(d), the Purchaser shall cooperate with and make available to Seller and its representatives all information, records, data and working papers, as may be reasonably required in connection with the analysis of the Closing Date Balance Sheet, Actual Net Working Capital and Actual Tangible Net Worth and the resolution of any disputes thereunder.

(iv) After giving effect to this Section 2.6(d), the Estimated Cash Purchase Price shall either be

(1) decreased by an amount equal to (A) the greater of (i) the amount by which Threshold Net Working Capital exceeds Actual Net Working Capital or (ii) the amount by which Threshold Tangible Net Worth exceeds Actual Tangible Net Worth (the “Final Adjustment Amount”) less (B) the Estimated Adjustment Amount; or

(2) increased by the amount by which the Estimated Adjustment Amount exceeds the Final Adjustment Amount, up to a maximum of the Estimated Adjustment Amount.

(v) The amount of any payment required by the adjustments under Section 2.6(d) (ii) and (iv) shall be made, within (A) five (5) business days after Seller notified Purchaser that it does not object to the Actual Working Capital or Actual Tangible Net Worth or the end of the thirty (30) day review period if no dispute notice has been given by Seller or (B) within five (5) business days following the final determination of any disputed items pursuant to

Section 2.6(d)(ii); provided, however, to the extent any amount is undisputed, such undisputed portion shall be paid by the party that owes the payment within five (5) business days after the determination of the adjustment is made. Any payments due from Seller shall be first paid out of the Holdback Amount held in escrow up to $500,000 with any excess paid directly by Seller and/or Shareholders.

(vi) The “Purchase Price” shall equal the Estimated Cash Purchase Price as adjusted pursuant to this Section 2.6, the Assumed Liabilities and the Contingent Payments under Section 2.7 paid to Seller.

(e) Subject to Section 6.2(p), if actual Adjusted EBITDA, calculated based on the Audited 12 Month Financials is less than $2,500,000, the Purchase Price shall be reduced by an amount equal to the product of (i) 4.8 multiplied by (ii) the difference between $2,500,000 and actual Adjusted EBITDA. Seventy percent of any reduction shall decrease the Estimated Cash Purchase Price at Closing and the balance of any reduction shall reduce the aggregate maximum Contingent Payments payable hereunder.

(f) If both (i) Actual Net Working Capital as finally determined under Section 2.6(d) exceeds Threshold Net Working Capital and (ii) Actual Tangible Net Worth as finally determined under Section 2.6(d) exceeds Threshold Tangible Net Worth, then Purchaser will pay the Seller an amount equal to any accounts receivable purchased hereunder and collected after the Closing Date in excess of $2,500,000, up to a maximum payment to Seller of $700,000. After $2,500,000 is collected after the Closing with respect to accounts receivable purchased hereunder, any excess payments due to Seller in respect of such purchased receivables under this Section 2.6(f) shall be paid to Seller on the 25th day of each month for excess purchased receivables collected the previous month. The Purchaser shall use its reasonable best efforts to collect the oldest receivables from a customer.

2.7 Contingent Payments.

(a) During the period commencing on the Closing Date to the date prior to the fourth anniversary of the Closing Date (the “Earnout Period”), Purchaser shall pay the Contingent Payments to the Seller for each period during the Earnout Period, based on the audited financial statements for the calendar year in the Earnout Period. The periods in the Earnout Period are Period One, Period Two, Period Three, Period Four and Period Five.

(b) Purchaser will pay any Contingent Payment due to the Seller on the earlier of (i) the twentieth business day following completion of the audit with respect to any period in the Earnout Period, or (ii) May 30 of the year following the applicable period in the Earnout Period other than for Period Five, which date for Period Five shall be the fifth month anniversary of the last day in Period Five. Any Contingent Payment with respect to Period Five shall be paid fifteen days after completion of the audit of Period Five which audit shall be completed within one hundred and twenty (120) days after the end of Period Five. If a dispute arises between Purchaser and Seller as to whether or not a Contingent Payment is due and owing for any calendar year in the Earnout Period, the dispute shall be resolved in accordance with the procedures set forth in Section 2.6(d)(ii).

(c) Purchaser will provide Seller with copies of internally prepared quarterly and annual income statements of the operations of Purchaser following the Closing, subject to the obligation of each Shareholder to execute and comply with a confidentiality agreement with respect to such financial information in such form as Purchaser may reasonably request.

2.8 Allocation of Purchase Price; Tax Reimbursement.

(a) Exhibit F attached hereto is a preliminary allocation of Estimated Cash Purchase Price among the Purchased Assets as agreed by the parties and as determined in accordance with Section 1060 of the Code. Promptly following the determination of the Actual Net Working Capital and following any Contingent Payment, a revised Exhibit F shall be prepared by the Purchaser in a manner consistent with the Exhibit F delivered at Closing. The Seller and the Purchaser each agree, (a) to report the sale of the Purchased Assets for Tax purposes in accordance with the allocations set forth on the most recent Exhibit F and to follow the allocations set forth on the most recent Exhibit F in determining and reporting their Liabilities for any Taxes, (b) without limitation, not to take any position inconsistent with such allocations on any of its Tax Returns, and (c) to timely file federal tax Form 8594 with the applicable Tax Return for the year of this transaction reflecting such allocations.

(b) The Purchaser shall reimburse Seller for any incremental income tax Seller pays in connection with the transactions contemplated hereby arising solely because the Purchaser allocates Purchase Price on an aggregate basis to FF&E in an amount in excess of the aggregate tax basis of such FF&E at the Closing. The tax basis of the FF&E at the Closing shall be in accordance with that certain Fixed Assets Desktop Valuation and Review prepared by GB Asset Advisors, LLC and dated June 23, 2005, or in accordance with the tax basis of FF&E required by Purchaser’s independent auditors, if a different valuation is required by such auditors.

ARTICLE 3

THE CLOSING

3.1 The Closing Date.

The closing of the purchase and sale of the Purchased Assets shall take place at 10:00 A.M., August 31, 2005, or earlier at Purchaser’s option, at the offices of Bingham McCutchen LLP, 355 South Grand Avenue, Suite 4400, Los Angeles, California 90071, or (a) if later than August 31, on the third business day after the date on upon which all of the conditions precedent set forth in Article 6 shall have been satisfied or waived or (b) at such other time, date and place as Purchaser and Seller may otherwise mutually agree (the “Closing,” and such date, the “Closing Date”). Upon satisfaction or waiver of all conditions set forth in Article 6, at the Closing, and against payment of the Closing Payment by transfer of immediately available funds to Seller, as designated by Seller to Purchaser, and of the Holdback Amount to the Escrow Account Seller shall sell, transfer and deliver to Purchaser at the Closing, free and clear of all Liens, (except as set forth on Schedule 2.1), the Purchased Assets. Upon consummation of the Closing, the Purchaser shall be deemed to have acquired the Purchased Assets as of the start of business on the Closing Date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE

SHAREHOLDERS

As of the date hereof and as of the Closing Date, the Seller and each of the Majority Shareholders hereby jointly and severally represent and warrant to Purchaser, and each of the Minority Shareholders severally and not jointly represents and warrants to Purchaser, as follows:

4.1 Organization; Good Standing; Qualification and Capitalization.

(a) Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power and authority under its organizational documents to own and lease the Purchased Assets and carry on the Business as now conducted. Except as stated on Schedule 4.1(a), Seller is duly qualified or duly licensed to transact business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, all of which are set forth on Schedule 4.1(a).

(b) Schedule 4.1(b) sets forth all of the authorized and outstanding Equity Securities of the Seller. All of the outstanding Equity Securities of the Seller have been duly authorized and validly issued and are fully paid and nonassessable and are free and clear of all Liens. Schedule 4.1(b) sets forth the record and beneficial ownership and number of all Equity Securities of the Seller. There are no Contracts, purchase rights, subscription rights, conversion rights, exchange rights or other commitments that could require Seller to issue, sell, or otherwise cause to become outstanding any of its Equity Securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Seller. Except as set forth on Schedule 4.1(b), there are no shareholder agreements, voting trusts, proxies, or other agreements or understandings with respect to the voting of the Equity Securities of Seller. None of the outstanding Equity Securities or other securities of Seller was issued in violation of the Securities Act or any other Applicable Law. Seller does not own, or have any Contract to acquire, any Equity Securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. True and complete copies of all organizational documents of the Seller have been delivered to the Purchaser.

4.2 Subsidiaries. Seller does not own, directly or indirectly, any stock, partnership interest, membership interest, joint venture interest, ownership interest or other security, investment or interest in any corporation, partnership, limited liability company, joint venture, organization or other entity.

4.3 Authorization and Enforceability.

All action on the part of Seller and each Shareholder, and their respective officers, directors and shareholders, necessary for the authorization, execution, delivery and performance of this Agreement, the Related Documents and the transactions contemplated hereby and thereby has been taken. Seller and each Shareholder has the full power and authority to enter into and perform this Agreement and the Related Documents to which it is a party and to carry out the transactions contemplated thereby. This Agreement has been, and each Related Document to which Seller or each Shareholder is a party will be, duly authorized, executed and delivered by Seller or each Shareholder, as applicable, and constitutes, and with respect to each such Related Document will constitute at the Closing, the valid and legally binding obligation of Seller and such Shareholder, as applicable, enforceable against Seller or such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

4.4 Title to Assets; Sufficiency of Assets.

(a) Seller owns, and at the Closing will own, good and marketable title to, and all rights and interests in and to, the Purchased Assets free and clear of all Liens (except as set forth on Schedule 2.1). The Purchased Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary for Purchaser to continue to conduct the Business as had Seller prior to the Closing Date.

(b) Schedule 4.4(b) sets forth a description of any assets or services provided by any Shareholder, Affiliate or Related Party of Seller in connection with the Business.

4.5 Consents.

Except as set forth on Schedule 4.5, no Consent of any Person or Governmental Authority is required by or with respect to Seller or any Shareholder in connection with the execution and delivery of this Agreement and the Related Documents or the consummation of the transactions contemplated hereby and thereby (including the effective assignment and assumption to and by Purchaser of any of the Purchased Assets) including under any Contract, License or Applicable Law.

4.6 No Conflicts.

Except as set forth on Schedule 4.6, the execution and delivery of this Agreement or the Related Documents by Seller and Shareholders does not, and, the consummation of the transactions contemplated hereby and thereby (including the effective assignment to Purchaser of any of the Purchased Assets) shall not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit or result in the imposition of any Lien upon any of its respective assets under: (i) any provision of the charter or governance documents of Seller or any Shareholder; (ii) any mortgage, indenture, Lease, Contract or other agreement or instrument, permit, concession, franchise or License to which Seller or any Shareholder is a party or any of its respective properties or assets are subject; or (iii) any Law, order, decree, injunction or writ applicable to Seller or any Shareholder or its respective properties or assets.

4.7 Financial Statements.

(a) Seller has delivered to Purchaser an audited balance sheet, statement of income and cash flow statement of Seller as of each of the last two calendar years ended December 31, 2004 and 2003, respectively (collectively, the “Financial Statements”). The Financial Statements (i) have been prepared from the Books and Records kept by Seller, and have been prepared in conformity with GAAP, and (ii) are complete and correct and fairly present the financial condition, results of operations, and cash flows of Seller, as of the dates and for the periods indicated therein. The books of account, financial data, schedules and other records of Seller, including any of the foregoing delivered or made available to Purchaser or its representatives or Affiliates in connection with the transactions contemplated hereby, have been maintained properly and regularly in accordance with sound business practices and in the course of business of Seller, are accurate and complete and there are no misstatements, mistakes or omissions therein, and there have been no transactions involving Seller that properly should have been reflected therein in accordance with GAAP that have not been accurately and completely reflected. The Financial Statements reflect the conduct of the Business in the ordinary course. The Audited 12 Month Financials, when delivered, (i) will have been prepared from the Books and Records kept by Seller, and will have been prepared in conformity with GAAP, and (ii) will be complete and correct and will fairly present the financial condition, results of operations, and cash flows of Seller, as of the dates and for the periods indicated therein.

(b) Except as set forth on Schedule 4.7(b), Seller has no Liabilities of any kind, and there are no conditions, situations or circumstances which would reasonably be expected to result in any Liability, except (i) Liabilities reflected in, reserved against or disclosed in the footnotes of the Audited 12 Month Financial Statements or (ii) Liabilities incurred since May 31, 2005 in the ordinary course of the Business and consistent with the past practice (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law or arose out of any Action, proceeding, claim, complaint, grievance, investigation or unfair labor practice complaint, grievance or investigation). Schedule 4.7(b) lists all Indebtedness of Seller or the Business.

4.8 Absence of Certain Changes or Events.

Since December 31, 2004, except as set forth on Schedule 4.8, Seller has conducted the Business in the ordinary course consistent with past practice and there has not been any:

(a) Material Adverse Effect, and, to the knowledge of Seller or any Shareholder no event, fact or circumstance has occurred, that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect;

(b) in a single transaction or a series of related transactions, sale (including by sale-leaseback), lease, license, transfer or disposition of assets or Properties by Seller, other than sales of Inventory in the ordinary course of business and consistent with past practice;

(c) acquisition of or agreement to acquire by merging with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business entity, in a transaction or series of related transactions by Seller;

(d) change in accounting methods, principles or practices by Seller affecting any of its respective assets, Liabilities, results of operations or business;

(e) revaluation by Seller of any of its Properties, including without limitation, any write-offs, increases or decreases in any reserves or any write-up or write-down of the value of inventory, property, plant, equipment or any other Property or any change in any assumptions underlying, or facts relating to, or methods of calculating, any bad debt, contingency or other reserves;

(f) Indebtedness incurred, assumed or guaranteed by Seller or any commitment to incur Indebtedness entered into by Seller, or any loans made or agreed to be made by Seller, other than borrowings under the credit facility with Mellon as in effect on the date hereof or trade payables incurred in the Ordinary Course of Business consistent with past practice;

(g) increase in the compensation or benefits of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable or to become payable to any officer or employee, by Seller other than increases for non-officer employees in the ordinary course in an aggregate amount not to exceed 5% of the compensation expense for such non-officer employees for the 2004 fiscal year;

(h) granting of any bonus, incentive compensation, severance, termination, change of control, service, award or other like benefit to any officer or employee by Seller;

(i) incurrence or imposition of a Lien on any of the assets or Properties of Seller other than as set forth on Schedule 2.1;

(j) damage, destruction or loss (whether or not covered by insurance) adversely affecting the financial condition, assets, Liabilities, Properties, business, results of operation or prospects of Seller in amounts individually in excess of $25,000 or in excess of $100,000 in the aggregate;

(k) delay or failure to pay or perform any current Liability (including accounts payable) of Seller in the Ordinary Course of Business except for bona fide disputes that have been properly reserved for on the Financial Statements;

(l) payment of any Liability that would constitute an Excluded Liability other than in the Ordinary Course of Business;

(m) acceleration, prepayment or performance of any Account Receivable or any Indebtedness or other obligation owed to Seller before it is due or otherwise owed;

(n) termination, amendment, modification or waiver of, or any breach, violation or default by any party under, any Contract;

(o) forgiveness, waiver or agreement to extend repayment of any Indebtedness or other obligation owed by or to Seller;

(p) disposition or lapse of any rights to use any Intellectual Property right of Seller;

(q) contract, agreement or transaction with any Affiliate of Seller, any officer, director, stockholder or employee of Seller or the Family Member of any such person;

(r) declaration, setting aside or payment of any dividend or other distribution or payment (whether in cash, property or equity interests) with respect to the capital stock of Seller or any, or any redemption, purchase or acquisition of any of the securities of Seller;

(s) material change in the federal, state or local Tax Liability of Seller;

(t) capital expenditures or commitments in an amount in excess of $25,000 in the aggregate for additions to any Property of Seller constituting capital assets; or

(u) contract or agreement entered into to take or agree to take any of the actions described in subsections (a) through (t) above.

4.9 Insurance.

Schedule 4.9 identifies the policies of insurance currently maintained by, or on behalf of, Seller or its Business and Properties, setting forth the name of the insurer, the holder of each such policy, the nature of coverage, the amount of such coverage, the expiration dates thereof, information concerning any claim in excess of $10,000 asserted thereunder (whether asserted by Seller or any third party) and other information. None of the Seller nor any other insured named on Schedule 4.9 is in default with respect to its obligations under any of such outstanding insurance policies and all premiums with respect thereto are current. None of the Seller, nor any other insured named on Schedule 4.9 has failed to give any notice or to present any claim under any such policy in a due and timely fashion. Such policies are in full force and effect on the date hereof. All premiums due under the policies identified on Schedule 4.9 have been paid and none of the Seller, nor any such insured has been issued or has received any notice of cancellation, modification or termination in respect of any such policy or is in default thereunder. None of the Seller nor any such insured has been issued or has received notice that any insurer under any policy referred to on Schedule 4.9 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

4.10 Employee Benefits.

(a) Schedule 4.10 sets forth a complete and accurate list (including a summary) of all pension, profit-sharing, deferred compensation, bonus, incentive compensation, stock option, share appreciation right, phantom stock, severance, health, dental, vision, life insurance, survivor benefit, vacation and other employee benefit plans and programs (including, but not limited to, all employee benefit plans as defined in ERISA Section 3(3)), which are currently in effect for Seller which are intended to provide benefits to current or former employees, directors, officers or independent contractors and/or their beneficiaries or for which Seller has any Liability. All of these types of arrangements shall be collectively referred to as “Benefit Plans” or “Plans.” An arrangement will not fail to be a Benefit Plan simply because it only covers one individual, or because Seller’s obligations under the Plan arise by reason of its being a “successor employer” under Applicable Law. Furthermore, a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code will be considered a Benefit Plan for this purpose. None of the benefit plans listed on Schedule 4.10 (individually referred to as a

“Benefit Plan” or “Plan”) or any trusts created thereunder, nor any trustee or administrator or fiduciary thereof, has engaged in a “prohibited transaction,” as described in Section 4975 of the Code or Section 406 of ERISA, which would subject the Plan, any such trust or any trustee or administrator or fiduciary thereof, Seller or any party dealing with the Plan or any trust to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or Section 502(i) of ERISA. None of such Plans nor any trusts thereunder has been terminated, nor have there been any “reportable events” with respect thereto, as that term is defined in Section 4043 of ERISA. Each Plan and trust and all provisions thereof are in compliance with ERISA and with the requirements imposed for the “qualification” of the Plan under Section 401(a) of the Code, where applicable. Seller and any administrator of each Plan have complied with all reporting and disclosure requirements of ERISA, the Code and other Applicable Law with respect to the Plan.

(b) Seller has delivered to Purchaser a true and complete copy of the following documents, to the extent that they are applicable, with respect to each Benefit Plan:

(i) the Plan document and any related funding agreements (e.g. trust agreements or insurance contracts), including all amendments, and any custodial and service agreements;

(ii) the current summary description and all subsequent summaries of material modifications with respect to each Benefit Plan;

(iii) The most recent Internal Revenue Service determination letter for each Benefit Plan that is intended to qualify for favorable income tax treatment under Code Section 401(a) or 501(c)(9), which determination letter reflects all amendments that have been made to the Plan (except as set forth in Schedule 4.10);

(iv) The two (2) most recent Form 5500s (including all applicable schedules and the opinions of the independent accountants) that were filed on behalf of the Benefit Plan and the two (2) most recent actuarial reports; and

(v) Any governmental advisory opinions, rulings, compliance statements, closing agreements and similar materials, and all material communications with any governmental entity or agency, including, without limitation, the Department of Labor, Internal Revenue Service or Pension Benefit Guaranty Corporation.

(c) Each Benefit Plan at all times has been operated in all material respects in accordance with its terms, and complies currently, and has complied in the past, both in form and in operation, in all material respects with all Applicable Law, including ERISA and the Code. The Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to qualify under Code Section 401(a) or Section 501(c)(9), and no event has occurred (either before or after the date of the letter) that is likely to result in the revocation of such determination or which requires or could require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification.

(d) Other than routine claims for benefits and those relating to qualified domestic relations orders, there are no (i) pending or (ii) to the knowledge of Seller or any

Shareholder threatened lawsuits, governmental investigations or other claims against or involving any Benefit Plan or any fiduciary (within the meaning of Section 3(21)(A) of ERISA) or service provider of such Plan, nor is there any reasonable basis for any such lawsuit, investigation or claim.

(e) All costs of administering and all contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code, or any other Applicable Law have been timely made.

(f) Neither Seller nor any ERISA Affiliate maintains any plan that provides (or will provide) medical or other welfare benefits to one or more former employees or independent contractors (including retirees), other then benefits that are required to be provided pursuant to COBRA. Seller and each ERISA Affiliate have at all times complied with the applicable provisions of COBRA. There are no reserves, assets, surpluses or prepaid premiums with respect to any Benefit Plan that is “welfare plan” within the meaning of ERISA Section 3(1).

(g) Seller has no intention or commitment, whether legally binding or not, to create any additional plan or program which, once established, would come within the definition of Benefit Plan, or to modify any existing Benefit Plan so as to increase benefits to participants or the cost of maintaining the Benefit Plan. The benefits under all Benefit Plans are as represented, and have not been, and will not be increased subsequent to the date documents are provided to Purchaser. No statement, either oral or written, has been made by Seller or any agent of Seller to any Person regarding any Benefit Plan that is not in accordance with the Plan that could have adverse economic consequences to Purchaser.

(h) None of the persons performing services for the Seller have been improperly classified as being independent contractors, leased employees or exempt from the payment of wages for overtime.

(i) None of the Benefit Plans provide any benefits that (i) become payable or become vested solely as a result of the consummation of this transaction or (ii) would result in excess parachute payments (within the meaning of Code Section 280G), either (A) solely as a result of the consummation of this transaction or (B) as a result of the consummation of this transaction and any actions taken by the Purchaser after the Closing Date. Furthermore, the consummation of this transaction will not require the funding (whether on a formal or informal basis) of the benefits under any Benefit Plan (e.g., contributions to a “rabbi trust”).

(j) None of the assets of any Benefit Plan that is a Pension Plan are invested in a group annuity contract or other insurance contract that is subject to any surrender charge, interest rate adjustment, or other similar expense upon its premature termination.

(k) Neither Seller nor any ERISA Affiliate maintains or contributes to, or has maintained or contributed to, or has any Liability under, a benefit plan that is subject to Title IV of ERISA or to Code Section 412 or ERISA Section 302. No assets of Seller are subject to any lien under ERISA Section 302(f) or Code Section 412(n). No Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and neither Seller nor any ERISA Affiliate have ever contributed to or had an obligation to contribute to any multiemployer plan.

(l) No Benefit Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation, or similar proceedings.

(m) Each Benefit Plan that is intended to meet currently applicable requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code is in compliance with such requirements and, if applicable, with the requirements of Code Sections 419 and 419A, and no “disqualified benefits” (within the meaning of Section 4976(b) of the Code) have been paid that would subject the Seller to a Tax under Code Section 4976.

(n) None of the Benefit Plans have unrelated business taxable income or unrelated debt-financed income under Code Section 511.

(o) The Seller has complied with all reporting and disclosure obligations imposed upon it under all applicable federal and state securities Laws by reason of the operation of the Benefit Plans.

(p) No Benefit Plan is a multiple employer plan within the meaning of Code Section 413(c) or ERISA Sections 4063, 4064 or 4066. None of the Benefit Plans are part or have at any time been part of a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40).

4.11 Litigation; Restriction on Business Activities.

(a) Except as set forth on Schedule 4.11, there are no Actions, claims, suits, proceedings, arbitrations, complaints, grievances, unfair labor practice or employment discrimination charges or complaints, or investigations pending or to the knowledge of Seller or any Shareholder, threatened (i) against, initiated by, relating to or affecting Seller, the Business or any of the Purchased Assets before any Governmental Authority; (ii) that challenge the validity or propriety of any of the transactions contemplated by this Agreement or any of the Related Documents; or (iii) that challenge or question the legal right of Seller to conduct the operations of the Business as presently or previously conducted.

(b) There are no (i) facts or circumstances known to Seller or any Shareholder that could give rise to, or provide the basis for, any action which would be required to be disclosed pursuant to this Schedule 4.11 or (ii) outstanding judgments, orders, decrees, awards or citations of any Governmental Authority affecting Seller or the Business (including any assets, Property right, obligation or Liability of such business). Seller has delivered to Purchaser true and correct copies of each attorney confirmation letter or “audit letter” prepared since January 1, 1999 and delivered to Seller or any Affiliate thereof that mentions any action, claim, suit, charge, complaint, investigation or proceeding that could reasonably be expected to involve or affect Seller or its respective Business or Properties.

(c) There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party or that otherwise could be binding upon Seller, the Purchased Assets or the Business which has or would reasonably have the effect of prohibiting or impairing the use of the Purchased Assets or the operation of the Business by Purchaser. Seller has not entered into any agreement under which the operations of the Business are restricted from selling, licensing or otherwise distributing the Purchased Assets, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

4.12 Material Contracts and Other Agreements.

Schedule 4.12 sets forth whether written or oral, together with all amendments and modifications thereto, (a) all Contracts whether or not fully performed pursuant to which Seller has acquired, sold or transferred all or any portion of the Business, assets (other than inventory in the ordinary course of business), Properties or equity interests of any Person (including Seller) (whether through purchase, merger, consolidation or otherwise) (the “Acquired Businesses”) which provided for an aggregate purchase price in excess of $25,000; (b) all Contracts containing indemnification provisions, confidentiality provisions or provisions containing covenants not to compete on the part of Seller or which otherwise restricting the ability of Seller in any way to engage in its business; (c) all notes, mortgages, indentures, letters of credit, guarantees, performance bonds and other Contracts for or relating to any lending or Indebtedness (including assumed Indebtedness) entered into by Seller or pursuant to which any Properties are pledged or mortgaged as collateral; (d) any Contract relating to the employment, consulting or severance of any Person, including any present or former director, officer or employee of Seller ; (e) all Contracts with any Affiliate of Seller ; (f) all Contracts for the purchase or sale of goods or services by or from Seller, each of which requires a payment or payments by or to Seller, in the aggregate, of more than $25,000 in any given year; (g) all other Contracts, including real or personal property Leases, involving aggregate payments of more than $25,000 during the term thereof or with a term of more than one (1) year, including all extensions thereof, at the option of any party other than Seller ; (h) all Contracts with respect to Intellectual Property; and (i) all other Contracts which are material to Seller or the Business, each of the foregoing described under clauses (a) through (i), including each of the same listed on Schedule 4.12, collectively referred to as the “Material Contracts.” Seller is not subject to Contracts with “take or pay” or minimum requirements provisions. With respect to each Material Contract, except as set forth on Schedule 4.12, (i) such Material Contract is valid, binding and enforceable against the parties thereto and is in full force and effect and will remain enforceable in such manner and be in full force and effect after the consummation of the transactions contemplated by this Agreement and the Related Documents, (ii) Seller is not and to the knowledge of Seller or any Shareholder any other party to such Material Contract is not in a material breach thereof or default thereunder, (iii) there does not exist any event that, with the giving of notice or the lapse of time or both, would constitute a material breach of or a material default by Seller or to the knowledge of Seller or any Shareholder any other party to such Material Contract under such Material Contract, and none of the Seller or any Affiliate thereof has received or given notice of any such breach, default or event, (iv) true, complete and correct copies of each Material Contract have been delivered to Purchaser or their representatives, (v) Seller has not waived any material rights under any Material Contract, (vi) Seller does not know of any defense to the validity or enforceability of any Material Contract, (vii) Seller has not received or given notice of any breach or default in connection with any Material Contract and (viii) Seller has no existing Liability (contingent or otherwise), including with respect to any indemnification or guarantee obligation, with respect to any Acquired Business. The work completed by Seller under any Material Contract which requires customer or third party approval or acceptance which has not been received as of the Closing, will meet all material requirements and specifications of such Material Contract. Schedule 4.12 sets forth all outstanding proposals relating to the Business that are reasonably expected to result in revenues in excess of $25,000.

4.13 Compliance with Laws.

Seller is, and all of its assets and Properties are and at all times since April 24, 2000 have been, in material compliance with, and immediately following the consummation of the transactions contemplated by this Agreement and the Related Documents, will be in material compliance with, and Seller has no Liability under, any Laws, including, without limitation, any applicable franchise, building, zoning, Environmental Protection Laws, employment, labor relations or other statute, Law, ordinance or regulation. All business conducted by Seller with any Governmental Authority has been conducted in accordance with all applicable Laws and accounting requirements.

4.14 Licenses.

Seller has all material Licenses necessary to conduct the Business as it is now being conducted and as is proposed to be conducted, a complete and correct list of all such Licenses of Seller is set forth on Schedule 4.14, and each such License is in full force and effect and except as set forth on Schedule 4.14, none of such Licenses of Seller will require any Consents or be impaired as a result of the transactions contemplated by this Agreement or the Related Documents. Except as set forth on Schedule 4.14, Seller solely possesses all such Licenses. Except as set forth on Schedule 4.14, neither Seller nor any Affiliate thereof has received any notice to the effect that, or otherwise been advised that, Seller is not in compliance with, or that it is in violation of, any such License, and Seller is in compliance with the terms of each such License and to the knowledge of Seller and the Shareholders there are not currently existing circumstances that are likely to result in a failure of Seller to comply with, or in a violation by Seller of any such License.

4.15 Owned Real Property.

Seller does not own and since April 24, 2000 has never owned any real property. Seller does not hold any outstanding options or rights of first refusal to purchase real properties.

4.16 Leased Real Properties.

Schedule 4.16 contains a complete and correct list of all real property leases, warehouse leases, subleases, licenses and occupancy agreements pursuant to which Seller is a lessor, lessee, sublessor, sublessee, licensor or licensee of real property, setting forth the address, landlord and tenant for each (the “Leased Real Property”). Seller has delivered to Purchaser correct and complete copies of each of the agreements set forth in Schedule 4.16, including all amendments thereto and all nondisturbance agreements in connection therewith. Each lease, sublease, license or other agreement set forth in Schedule 4.16 is legal, valid, binding, enforceable and in full force and effect. Except as set forth in Schedule 4.16, no party is in material default, violation or breach under any of the same, and no event has occurred and is continuing thereunder that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach thereunder. Seller has good and valid title to the leasehold estate under each lease, sublease, license or other agreement set forth in Schedule 4.16, free and clear of all Liens. Seller enjoys peaceful and undisturbed possession under the same. All of the buildings, structures and other improvements situated in whole or in part at any Leased Real Property are in good operating condition, in a state of good maintenance and repair and are adequate and suitable for the purposes of which they are presently being used. The Leased Real Property constitute all of the real property interests leased or occupied in whole or in part by the Seller or which are related to or used in connection with the Business since April 24, 2000.

4.17 Tangible Assets.

Seller owns or leases all tangible personal property, including all vehicles, machinery, equipment, tools, computer hardware and software, furniture, fixtures (both real and personal), furnishings and other similar Property necessary for the conduct of their business as presently conducted. Schedule 4.17 sets forth a complete and correct list of such assets and other Properties with an acquired value in excess of $5,000, and identifies whether such assets are owned, licensed or leased. Each such asset or Property has been reasonably maintained in accordance with ordinary industry practice, is in good operating condition and repair, subject to normal wear and tear, and is usable and adequate in the ordinary course of business and for the use or uses to which it is being put. All equipment, vehicles, machinery, tools and other similar Properties owned, leased or used by Seller have been maintained and operated in accordance with all Applicable Laws, statutes, ordinances and regulations, including any relating to employment or Environmental Protection Laws, and all necessary Licenses have been obtained and maintained with respect to such equipment since such date. Except for leased or licensed assets, Seller has good, valid and marketable title to all of the owned Property used in the conduct of their business as presently conducted except as set forth on Schedule 4.17. Seller has good and valid leasehold title to all leased or licensed Property leased or licensed by them from third parties, free and clear of all Liens except as set forth on Schedule 4.17. All of the Property and other assets, owned, leased, licensed or used by Seller in the conduct of its business is located at the Leased Real Property.

4.18 Accounts Receivable.

All accounts receivable and other receivables, whether billed or unbilled and whether or not earned by performance, of Seller (“Accounts Receivable”) represent bona fide sales actually made or services actually performed on or prior to such date in accordance with GAAP. Attached hereto as Schedule 4.18 is a true and complete list of all Accounts Receivable as of May 31,2005, with an aging schedule. Except as set forth in Schedule 4.18, there is no contest, claim or right of set-off contained in any oral or written agreement with any account debtor relating to the amount or validity of any Account Receivable. The Accounts Receivable are valid and collectible at the recorded amounts thereof in the ordinary course of business of Seller, subject to collections already made and the allowance for doubtful accounts contained in the Financial Statements or established in the ordinary course on the Books and Records since May 31, 2005. Proper amounts of deferred revenues appear on Seller’s Books and Records, in accordance with GAAP with respect to (i) billed but unearned Accounts Receivable, (ii) previously billed and collected Accounts Receivable still unearned and (iii) unearned customer deposits. The reserves reflected in the Financial Statements with respect to the Accounts Receivable have been established in the ordinary course of business, in accordance with GAAP, and are consistent with past practices.

4.19 Taxes. Since April 24, 2000 , or, if longer, any period for which the statute of limitations with respect to Taxes is still open:

(a) Seller has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to it, pursuant to Applicable Law. Seller has delivered to Purchaser copies of, and Schedule 4.19 contains a complete and accurate list of, all such Tax Returns relating to income, franchise or sales taxes filed. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Schedule 4.19 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements.

(b) Except as set forth on Schedule 4.19, the United States federal and state Tax Returns of the Seller have been audited by the Internal Revenue Service (“IRS”) or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2004. Schedule 4.19, contains an accurate and complete list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 4.19, are being contested in good faith by appropriate proceedings. Schedule 4.19 describes all adjustments to the United States federal income Tax Returns filed by the Seller or any group of corporations including Seller for all taxable years, and the resulting deficiencies proposed by the IRS. Except as described in Schedule 4.19, Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Seller or for which the Seller may be liable.

(c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Seller are adequate (determined in accordance with GAAP) and are at least equal to the Seller’s Liability for Taxes. There exists no proposed or threatened tax assessment against the Seller except as disclosed in the Financial Statements or in Schedule 4.19. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by the Seller. All Taxes that the Seller is or was required by Applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other Person.

(d) All Tax Returns filed by the Seller are accurate and complete. There is no tax sharing agreement that will require any payment by Seller after the date of this Agreement.

(e) None of the assets of Seller is subject to any Liens in respect of Taxes, other than for Taxes not currently due and payable;

(f) Seller is not, nor has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Seller is not, nor has been, a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder; and

(h) Prior to the Closing Date, Seller will not have made any payments, will be obligated to make any payments, and will not be a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Seller has not agreed, and is not required, to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other Applicable Law) as a result of transactions, events, or accounting methods employed prior to the Closing Date.

(i) Without limiting the foregoing representations in any way, Seller has collected all sales, use and value added Taxes that it was required or permitted to collect, and each Seller has remitted, or will remit on a timely basis, such Taxes that have become due and payable prior to the Closing Date to the appropriate governmental authorities and have furnished properly completed exemption certificates with respect to such Taxes for all exempt transactions.

(j) Seller has properly withheld income and social security or other similar Taxes and paid payroll Taxes with respect to all persons properly characterized as employees for federal, state or local Tax purposes.

4.20 Environmental Matters.

Except as disclosed on Schedule 4.20:

(a) Seller, the Business and the Real Property, during Seller’s ownership, operation, lease or occupancy thereof since April 24, 2000, has been and is, and to Seller’s or any Shareholder’s knowledge, the Real Property at all other times, has been in compliance with all, and Seller has no Liability under any, Environmental Protection Laws;

(b) Seller has obtained all Environmental Permits that are required in connection with the conduct of the Business, all of which are sufficient in scope for the conduct of the Business as currently conducted and as currently anticipated to be conducted by Purchaser, and are valid, subsisting and in full force and effect. Seller is in compliance with all terms and conditions of such Environmental Permits, and no action, suit or other proceeding which could result in the revocation or suspension or limitation of any such Environmental Permits is pending or threatened, and Seller has not engaged in any conduct which could cause the revocation or suspension or limitation of any such Environmental Permits;

(c) During the period of Seller’s ownership, operation, lease or occupancy thereof since April 24, 2000, and to Seller’s or any Shareholder’s knowledge at all other times, there has been no polluting or contamination, whether of soil, surface water, groundwater or otherwise, at, upon, above, about or beneath any Real Property;

(d) During the period of Seller’s ownership, operation, lease or occupancy thereof since April 24, 2000 and to Seller’s or any Shareholder’s knowledge at all other times, there has been no spill, discharge, disposal, leak, emission, injection, storage, escape, dumping, release or threatened release of any kind of any Hazardous Substance on, in, under or about any Real Property;

(e) Neither Seller nor any of its Affiliates has received at any time prior to the date hereof any summons, citation, notice, directive, letter or other communication, whether written or oral, from the U.S. Environmental Protection Agency or any other Governmental Authority or any other Person concerning any request for information or potential Liability with respect to any offsite treatment storage or disposal facility or any intention or unintentional action or omission by Seller or any other Person with respect to the Business or any Real Property constituting a violation or potential violation of, or potential Liability under, any Environment Protection Laws relating to the Business or any Real Property, including, without limitation, any potential Liability or violations or potential violations relating to the disposal, release, threatened release, discharge, spilling, leaking, pumping, pouring, emitting, emptying, dumping or otherwise disposing or arranging for disposal, storage or treatment, of any Hazardous Substance;

(f) After due investigation and inquiry, there are no events, conditions, circumstances, incidents, actions or plans which may interfere with or prevent continued compliance by the Business and/or any Real Property with any Environmental Protection Laws, or require any capital expenditure for the Business and/or any Real Property, to remain in compliance with any Environmental Protection Laws, give rise to any Liability relating to the Business and/or any Real Property, or form the basis for any claim, action, suit or other proceeding under any Environmental Protection Laws relating to the Business and/or any Real Property;

(g) During the period of Seller’s ownership, operation, lease or occupancy thereof since April 24, 2000 no underground storage tanks have been installed at any Real Property and to Seller’s or any Shareholder’s knowledge at all other times, there have been no underground storage tanks located at any Real Property;

(h) During the period of Seller’s ownership, operation, lease or occupancy thereof since April 24, 2000, and to Seller’s or any Shareholder’s knowledge at all other times, there have been no hazardous waste treatment, storage or disposal units or facilities located on any Real Property other than in accordance and compliance with Environmental Laws;

(i) During the period of Seller’s ownership, operation, lease or occupancy thereof since April 24, 2000, and to Seller’s or any Shareholder’s knowledge at all other times, all Hazardous Substances now or previously present at any Real Property have been and are handled, packaged, labeled, stored, used and disposed of in compliance with Environmental Protection Laws;

(j) Seller has delivered to Purchaser copies of all environmental audits and studies relating to the Real Property and the Business in its possession or available to it;

(k) To Seller or any Shareholder’s knowledge, there are no asbestos containing material of any kind on the Real Property or the Leased Property, including asbestos building materials, piping, lagging, parts or equipment; and

(l) None of the matters set forth on Schedule 4.20 can reasonably be expected to result in a Material Adverse Effect.

4.21 Related-Party Transactions.

Except as set forth on Schedule 4.21, no Shareholder or any officer, director or Affiliate of Seller has any (a) interest, directly or indirectly, in any lease, Lien, contract, license, loan or other agreement or arrangement to which Seller is a party or that relates in any way to any Property or any aspect of the Business, (b) interest in any Properties, Liabilities or other obligations of Seller or (c) employment relationship or other relationship as a director, manager or similar such position with, or any interest (other than a passive investment in equity securities of any Person if such equity securities are registered under the Securities Act of 1933, as amended, provided that such equity investment does not exceed one percent (1%) of the outstanding equity securities of such Person), direct or indirect, in any competitor, supplier, vendor or customer of, or other Person having any business dealings or a business relationship with Seller. Neither Seller nor any Shareholder, nor any Affiliate thereof will own, hold, possess or have any other right or obligation with respect to any Property or other asset on or after the Closing Date that is currently used in the Business.

4.22 Labor Matters.

(a) Schedule 4.22(a) sets forth the following information for all current Seller Employees: name, identifying code, job title, rate of pay, and date of hire, as applicable.

(b) Except as set forth on Schedule 4.22(b), since April 24, 2000 no independent contractor or other Person that is not an employee of Seller performs or provides services on behalf of Seller directly to third party customers or clients of Seller or contractors with whom Seller has contracted in connection with their respective businesses.

(c) Seller has complied with the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, in connection with the transactions contemplated by this Agreement and the Related Documents.

(d) Except as set forth on Schedule 4.22(d), Seller is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. Since April 24, 2000 Seller has not violated any Laws, regulations, orders or contract terms affecting the collective bargaining rights of employees or labor organizations or any Laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

(e) (i) There are no labor disputes, existing or threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by Seller Employees, (ii) there are no unfair labor practices or petitions for election pending or threatened before the National Labor Relations Board or any other federal, state or local labor commission relating to Seller Employees, (iii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to Seller and (iv) Seller enjoys good labor and employee relations with its employees and labor organizations and neither the Seller nor any Affiliate thereof has any reason to believe that the consummation of the transactions contemplated hereby or under the Related Documents will adversely affect such relations.

(f) Seller is, and at all times since April 24, 2000 has been, in full compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization. Except as set forth in Schedule 4.22(f), no claims are pending against Seller before the Equal Employment Opportunity Commission (“EEOC”) or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, 42 U.S.C. §§ 1981 or 9183 or any other federal, state or local Law, statute or ordinance barring discrimination in employment.

(g) Seller is not a party to, or bound by, any employment or other contract or agreement that contains any severance, termination pay or change of control Liability or obligation, including, without limitation, any “excess parachute payment,” as defined in Section 280G(b) of the Code.

(h) None of the Seller Employees includes any Persons who are not United States citizens or Persons not legally entitled to work in the United States. Purchaser will not incur any Liability for the improper classification by Seller of such employees as independent contractors or leased employees prior to the Closing.

(i) Except as set forth on Schedule 4.22(i), no Seller Employee is on long term disability leave, extended absence or receiving benefits pursuant to workers’ compensation legislation or on leave of absence, including any leave of absence by reason of disability or pursuant to the Family and Medical Leave Act of 1993 or the Uniformed Services Employment and Reemployment Rights Act of 1994. Except as set forth on Schedule 4.22(i), no Seller Employee or any present or former spouse or child of a Seller Employee is receiving benefits under any Benefit Plan pursuant to COBRA or is entitled to elect COBRA coverage under any Benefit Plan as a result of an event occurring prior to Closing.

4.23 Intellectual Property.

(a) The term “Intellectual Property Assets” means all domestic and foreign Intellectual Property owned, wholly or jointly, or licensed (as licensor or licensee) by the Seller in which the Seller has a proprietary interest, including:

(i) the Seller’s names, all assumed fictional business names, trade dress, trade names, service marks, whether registered or common law, and applications (collectively, “Marks”);

(ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii) all registered and unregistered copyrights in both published works and unpublished works, including any and all moral rights associated therewith (collectively, “Copyrights”);

(iv) all rights in mask works;

(v) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings, blue prints and conversion and upgrade kits (collectively, “Trade Secrets”); and

(vi) all rights in internet web sites, content thereon and internet domain names (collectively “Net Names”).

(b) Schedule 4.23(b) contains an accurate and complete list and summary description, including any royalties paid or received by the Seller, and Seller has delivered to Purchaser accurate and complete copies, of all the Contracts of the Seller relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $1,000 under which Seller is the licensee. There are no outstanding and no threatened, disputes or disagreements with respect to any such Contract.

(c) (i) The Intellectual Property Assets are all those necessary for the operation of the Seller’s businesses as they currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Liens, other than the Liens set forth on Schedule 2.1, and has the right to use without payment to a third party all of the Intellectual Property Assets, other than in respect of licenses listed in Schedule 4.23(c).

(ii) None of the Intellectual Property, Software or any of the Products used, manufactured, marketed, sold or licensed by Seller, or used in the conduct of the Business at any time has infringed or now infringes upon, has violated or now violates or has constituted or now constitutes the unauthorized use of any rights owned or controlled by any third party, including any intellectual property of any third party.

(d) Seller has no rights to any Patents or Copyrights.

(e) (i) Schedule 4.23(e) contains an accurate and complete list and summary description of all Marks.

(ii) All Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all Applicable Laws (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii) No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and no such action is threatened with respect to any of the Marks.

(iv) There is no potentially interfering trademark or trademark application of any other Person.

(v) No Mark is infringed or has been challenged or threatened in any way. None of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f) (i) Schedule 4.23(f) contains an accurate and complete list and summary description of all Net Names.

(ii) All Net Names have been registered in the name of the Seller and are in compliance with all Applicable Laws.

(iii) No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and no such action is threatened with respect to any Net Name.

(iv) There is no domain name application pending of any other Person which would or would potentially interfere with or infringe any Net Name.

(v) No Net Name is infringed or has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

4.24 Products; Product Warranty and Liability.

(a) Schedule 4.24(a) sets forth, in general terms, a complete and correct list of each Product being sold or otherwise provided in the conduct of the Business as of the date hereof. With respect to each Product, Seller has obtained all applicable Licenses which regulate such Product and that are necessary for such Product to be sold or otherwise provided in the jurisdictions in which it is sold or otherwise provided.

(b) Except as set forth on Schedule 4.24(b), each Product manufactured or fabricated by Seller has been manufactured or fabricated in compliance with all Applicable Laws and all applicable contractual commitments and warranties (whether express or implied) and each Product has been distributed, sold and provided in conformity with all Applicable Laws and all applicable contractual commitments and warranties (whether express or implied), and to the knowledge of Seller or any Shareholder there is no basis for any present or future action, suit or other proceeding giving rise, individually or in the aggregate, to any Liability or other obligation with respect to such Product or Products, including for the replacement thereof or for damages in connection therewith or resulting therefrom. Except as set forth on Schedule 4.24(b), neither Seller nor the Shareholders are aware of any basis for any present or future action, suit or other proceeding giving rise to any Liability arising out of the death of or injury to any Person or damage to property as a result of the sale, provision or use of any Product. Except as set forth on Schedule 4.24(b), neither Seller nor any Shareholder has received any notice that any action, suit or other proceeding has been, or in the future may be, made alleging that any Product is or was defective in any way.

(c) Schedule 4.24(c) sets forth complete and correct lists of (i) all warranties applicable to Products sold or otherwise provided since April 24, 2000, (ii) all recalls with respect to Products during the past five (5) years and the dates, if any, such recalls were closed, and (iii) all claims with respect to Products that are open as of the date hereof or that were closed at any time after April 24, 2000, and the dates such claims were closed. Except as set forth on Schedule 4.24(c), there are no outstanding Product recalls or Product claims with respect to the Products, and to the knowledge of Seller or any Shareholder there is no basis for any present or future Product recall or Product claims with respect to any Products that could reasonably be expected to give rise to any Liability or other obligation in excess of $10,000 individually or in the aggregate.

4.25 Distributors.

Except as set forth on Schedule 4.25, no distributor, contractor, broker, dealer, agent or representative, other than Seller’s Employees, has an oral or written agreement or understanding to sell or otherwise provide Products.

4.26 Customers.

Schedule 4.26 sets forth the names and addresses of the twenty (20) largest (based upon revenues) customers, contractors and other Persons from whom Seller derived revenues for the twelve (12) month periods ended December 31, 2004 and 2003, and for the five month period ended May 31, 2005 and the amount for which each such customer, contractor or other Person was invoiced during such periods. Except as set forth in Schedule 4.26, Seller has not received any notice, nor does Seller or any Shareholder have any reason to believe, that any such customer, contractor or other Person set forth in Schedule 4.26 has ceased, or will cease, to purchase or use Products, or has substantially reduced, or will substantially reduce, the purchase or use of Products at any time. Seller is current and in full compliance with respect to all of its obligations to all of its customers, contractors and each other Person from whom it derives revenues.

4.27 Suppliers.

Schedule 4.27 sets forth the name and address of each supplier, vendor or other provider of services of Seller from which Seller ordered raw materials, supplies and other goods and services in each of the twelve (12) month periods ended December 31, 2004 and 2003 in an amount of $25,000 or more. Except as listed on Schedule 4.27, Seller has not received any notice, nor does Seller or any Shareholder have any reason to believe, that any such supplier, vendor or other provider of services has ceased, or will cease, to supply such raw materials, supplies or other goods or services to Seller on or after the Closing Date, or has substantially reduced, or will substantially reduce, the supply of such items or services to Seller on or after the Closing Date. Seller is current and in full compliance with respect to all of its obligations to its suppliers, vendors and other providers of services.

4.28 Inventory.

All Inventory reflected on the Audited 12 Month Financial Statements is of good, usable and merchantable quality and does not include any obsolete or discontinued items, except for reserves reflected on the Audited 12 Month Financial Statements. Inventory maintained by Seller as of the date hereof and as of the Closing Date is or shall be (a) adequate for the conduct of the Business in the ordinary course, and (b) consistent with the inventory levels and inventory balance maintained by Seller as of May 31, 2005. All Inventory is of such quality as to meet applicable governmental quality control standards and is recorded on the books of Seller at the lower of cost or market value determined in accordance with GAAP. All Inventory is located at the Leased Real Property. All finished goods Inventory is saleable in the ordinary course of business. Purchase commitments for raw materials and parts are not in excess of normal requirements and are consistent with past practice and none were at a price materially in excess of market prices existing on the date such commitments were made.

4.29 Brokers; Certain Expenses.

Neither Seller, any Shareholder nor any Affiliate thereof has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement or any of the Related Documents, other than Janas Associates.

4.30 Certain Payments.

Since May 29, 2002, neither Seller nor its current or, to its knowledge, former executives, officers, representatives, agents or employees (a) has used or is using any funds for any illegal contributions, gifts, entertainment or other unlawful expenses; (b) has used or is using any funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has made at any time any false or fictitious entries on their respective Books and Records; (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature or paid any fee, commission or other payment that has not been properly recorded on its Books and Records; or (g) has made or received any material favor, gift or other consideration.

4.31 Disclosure Controls and Procedures; Internal Controls; Books and Records.

(a) Seller has designed such disclosure controls and procedures to ensure that all material information relating to Seller is made known to the executive officers of Seller. The executive officers of Seller have evaluated the effectiveness of Seller’s disclosure controls and procedures and have concluded that such controls and procedures are effective to timely communicate all material information regarding Seller prior to the preparation of the Financial Statements. Schedule 4.31 lists, and Seller has furnished or made available to Purchaser copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures of Seller. There are no deficiencies in the design or operation of such controls or procedures which could adversely affect the Seller’s ability to record, process, summarize and report financial data. Since January 1, 2001 there has not been any fraud that involves management or other employees who have a significant role in Seller’s internal controls. Since January 1, 2001, with respect to Seller, there has not been any change in internal controls or in other factors that could significantly affect internal controls or any corrective action with regard to significant deficiencies or weaknesses. Seller maintains accounting records which fairly and validly reflect its transactions and maintains accounting controls sufficient to provide reasonable assurances that (i) such transactions were and are executed in accordance with management’s general or specific authorization, (ii) such transactions were and are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for Seller’s consolidated assets, (iii) access to Seller’s assets is permitted only in accordance with management’s authorization, (iv) the reporting of Seller’s assets is compared with existing assets at regular intervals, and (v) accounts, notes and other Receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. No auditor of Seller has informed Seller that it has identified any material weakness in Seller’s internal control over financial reporting.

(b) The Books and Records of Seller, all of which have been delivered to Purchaser, are accurate and complete and have been maintained in accordance with sound business practices. The minute books of Seller contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the boards of directors and committees of boards of directors of Seller, as applicable, and no meeting of the shareholders, boards of directors, or any committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of the Books and Records will be in the possession of the Seller.

4.32 Disclosure.

No disclosure made by Seller or any Shareholder in this Agreement, any Exhibit or Schedule hereto, any Related Document, or certificate furnished by or on behalf of Seller or any Shareholder to Purchaser or its Affiliates, agents and representatives in connection with this Agreement and the Related Documents or the transactions contemplated hereby or thereby contains any untrue statement of a fact, or omits to state a fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. There is no fact that has not been disclosed in this Agreement which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents to Seller and Shareholders as follows:

5.1 Authorization, Organization and Enforceability.

Purchaser is a Delaware limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to enter into this Agreement and each Related Document to which it is a party and to consummate the transactions contemplated hereunder and thereunder. The execution and delivery of this Agreement and the Related Documents to which it is a party and the consummation of the transactions contemplated herein and therein has been authorized by all necessary limited liability company action on the part of Purchaser. This Agreement and each Related Document has been duly executed and delivered by Purchaser, to the extent it is a party thereto, and constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser, as applicable, in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

5.2 Consents.

Except as set forth on Schedule 5.2, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein by Purchaser will not require the consent or approval of, or filing with, any governmental body or third party.

5.3 Brokers; Certain Expenses.

Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement or any of the Related Documents.

5.4 Material Adverse Change.

Since March 31, 2005, except as set forth in Schedule 5.4, Purchaser has conducted its business in the ordinary course, consistent with past practice and there has not been any Material Adverse Change on its business or condition and to the knowledge of Purchaser, no event, fact or circumstance has occurred, that individually or in the aggregate, is reasonably likely to result in a Material Adverse Change on its business or condition.

ARTICLE 6

CONDITIONS TO THE CLOSING

The obligations of the parties to this Agreement are subject to the following conditions:

6.1 Conditions to the Obligations of the Parties.

The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the condition that (a) no injunction or order shall have been issued by any court of competent jurisdiction or any other Governmental Authority that would restrain or prohibit any of the transactions contemplated by this Agreement or any of the Related Documents or that would impose damages as a result thereof and (b) no Action or proceeding shall be pending before any court or administrative agency or instrumentality of competent jurisdiction in which any Person seeks such a remedy (if, in the opinion of counsel to any party, there exists a reasonable risk of a materially adverse result in such pending Action or proceeding).

6.2 Conditions to the Obligations of Purchaser.

The obligations of Purchaser to effect the Closing as contemplated hereby shall be subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any one or more of which may be waived by Purchaser in writing):

(a) Representations; Performance by Seller and Shareholders. Each of the representations and warranties made by Seller and Shareholders in this Agreement and in each Related Document shall be true and correct as of the date made and as of the Closing, with the same effect as though such representations and warranties were made at and as of the Closing, and Seller and each Shareholder shall have performed and satisfied its respective obligations required or contemplated by this Agreement and the Related Documents to be performed and satisfied prior to the Closing. Seller and each Shareholder shall have delivered to Purchaser a certificate certifying as to the matters described in Section 6.2(a), signed by Seller’s President and Chief Executive Officer in the case of the Seller

(b) No Material Adverse Effect; No Change in Product Mix. Since December 31, 2004, no Material Adverse Effect to Seller or any Shareholder shall have occurred, and no event, fact or circumstance shall have occurred or become known that is reasonably likely to result in a Material Adverse Effect, and Seller and each Shareholder shall have delivered to Purchaser a certificate certifying as to the matters described in Section 6.2(b), signed by Seller’s President and Chief Executive Officer, in the case of the Seller. The sales mix of Seller as of the Closing Date shall not be materially different from that of Seller as of July 5, 2005, as reasonably determined by Purchaser.

(c) Corporate Proceedings. All corporate and other proceedings of Seller in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby shall have been taken and shall be reasonably satisfactory in form and substance to Purchaser.

(d) Consents. Seller shall have obtained and delivered to Purchaser copies of all Consents listed on Schedule 4.5, which consents shall be reasonably satisfactory in form and substance to Purchaser. Purchaser shall have obtained the consents set forth on Schedule 5.2.

(e) Closing Documents. Seller shall have delivered, or caused to be delivered, to Purchaser on the Closing Date the following documents:

(i) bills of sale and assignment and assumption agreements, each reasonably satisfactory in form and substance to Purchaser and such other transfer documentation reasonably required by Purchaser (collectively, the “Transfer Documents”) executed by Seller;

(ii) Escrow Agreement duly executed by Seller and Escrow Agent;

(iii) a transfer pricing agreement among Purchaser, Color Edge, LLC, Color Edge Visual, LLC and Comp 24, LLC (collectively, the “Purchaser Affiliates”), incorporating the terms set forth on Exhibit G hereto and otherwise in form and substance reasonably satisfactory to Purchaser and Seller duly executed by the parties;

(iv) employment agreements and confidentiality, noncompetition and nonsolicitation agreements duly executed by officers and key employees identified by Purchaser prior to Closing, each in substantially the form(s) attached hereto as Exhibit H (the “Employment Agreements”) and execution of offer letters by other key employees, each as requested by Purchaser and reasonably satisfactory to Purchaser;

(v) Secretary’s Certificate of Seller, in form and substance reasonably satisfactory to Purchaser, duly executed by Seller’s secretary;

(vi) Good standing certificates (including tax good standing certificates, if available from such state) dated as of a date within one week of the Closing Date for Seller certified by the Secretary of State and relevant taxing authority of the state of its incorporation and each of the states set forth opposite its name on Schedule 4.1(a);

(vii) Lease assignment, landlord consents and nondisturbance agreements in form and substance reasonably satisfactory to Purchaser from each landlord under a lease for the Leased Real Property; and

(viii) Such other documents as may be reasonably requested by Purchaser including all Books and Records in the Purchased Assets.

(f) Opinion of Counsel. Seller shall have delivered to Purchaser an opinion of Richard N. Scott, Inc., dated the Closing Date and addressed to Purchaser and Merisel Inc., form and substance reasonably satisfactory to Purchaser, and in substantially the form attached hereto as Exhibit I.

(g) Permits. Purchaser shall have obtained all Licenses necessary for Purchaser to conduct the Business as of the Closing.

(h) Contracts. The consummation of the transactions contemplated by this Agreement and the Related Documents shall not result in a breach, default or adverse change of the rights of the parties under any Contract or under any Applicable Law or regulation.

(i) Governmental Consents. All necessary Consents of Governmental Authorities to the consummation of the transactions contemplated by this Agreement and the Related Documents shall have been received. Seller shall have complied with the Bulk Sales Law of the State of California.

(j) Name Change. On or before the Closing Date, Seller shall (i) amend its Articles or Certificate of Incorporation and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present names, in Purchaser’s judgment, to avoid confusion and (ii) take all actions requested by Purchaser necessary for Purchaser to assume Seller’s present names.

(k) Releases; Affiliate Transactions. At or prior to the Closing, all Indebtedness (other than Assumed Debt) shall be repaid and all holders of Indebtedness whether secured or unsecured of Seller, other than the Assumed Debt, shall have delivered an irrevocable and complete release of all Liens or claims against the Purchased Assets in form and substance satisfactory to Purchaser. The Purchased Assets shall be free of any other recorded Liens or claims, except as set forth on Schedule 2.1. All agreements or transactions between the Seller and any Shareholder or other Affiliate, including with out limitation those set forth on Schedules 4.21 shall have been terminated. All amounts due from or to the Shareholders or other Affiliates shall be paid prior to Closing.

(l) Intentionally omitted.

(m) Treatment of Employee Benefit Plans. All necessary Consents and other actions in connection with the transfer of the Assumed Benefit Plans shall have been received or taken.

(n) Procurement of Satisfactory Financing or Satisfactory Term for Assumed Debt. Purchaser shall have negotiated terms and conditions for the Assumed Debt that are acceptable to Purchaser in its judgment or have refinanced such Assumed Debt on terms and conditions satisfactory to it.

(o) Completion of Satisfactory Due Diligence. As of the Closing, the Purchaser shall have completed its review of the Seller’ legal, operational and financial due diligence and its verification of the Seller’s cash flows, Contracts, customer inquiries, vendor inquiries, employment and other matters as Purchaser deems necessary, in each case with the results of such review being to Purchaser’s satisfaction. As of the Closing, the Purchaser shall have completed its review of environmental matters with respect to the Seller and shall be satisfied with the results thereof.

(p) Minimum Adjusted EBITDA, Net Working Capital, Tangible Net Worth. As of May 31, 2005, the Seller shall have (i) Minimum Adjusted EBITDA of at least $2,500,000, (ii) Minimum Net Working Capital of at least $2,475,000 and (iii) Minimum Tangible Net Worth of $3,500,000 as shown on the Audited 12 Month Financials.

(q) Delivery of Financial Statements. Purchaser shall have received (i) a balance sheet, statement of income and cash flow statement of Seller for the twelve (12) month period ended May 31, 2005 prepared in accordance with GAAP (the “Audited 12 Month Financials”), audited by Hutchinson & Bloodgood, and such financial statements shall reasonably reflect the EBITDA, Net Working Capital and Tangible Net Worth described in clause (p) above. The Audited 12 Month Financials shall comply with all requirements for financial statements filed with the Securities and Exchange Commission.

(r) Other internal control requirements. Seller shall have established the financial and internal governance controls set forth on Exhibit J.

6.3 Conditions to the Obligations of Seller and Shareholders.

The obligations of Seller and Shareholders to effect the Closing as contemplated hereby shall be subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any one or more of which may be waived by Seller or the Shareholder Representative in writing):

(a) Representations; Performance of Purchaser. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing and Purchaser shall have performed and satisfied in all material respects each of its obligations required or contemplated by this Agreement and in each Related Document to be performed as of the Closing, Purchaser shall have delivered to Seller an officer’s certificate to such effect, signed by an officer of Purchaser.

(b) Purchase Price. The Closing Payment shall have been paid, as provided in Article 2.

(c) Additional Closing Documents. Purchaser shall have delivered to Seller and Shareholders the following documents:

(i) Assignment and assumption agreements with respect to the Assumed Liabilities; and

(ii) Good standing certificates dated as of a date within one week of the Closing Date for Purchaser certified by the Secretary of State of the state of its formation.

(iii) Secretary’s Certificate of Purchaser, in form and substance reasonably satisfactory to Seller, duly executed by Purchaser’s secretary;

(iv) the Escrow Agreement duly executed by Purchaser and Escrow Agent and the Holdback Amount deposited in escrow; and

(v) a transfer pricing agreement among Purchaser, Color Edge, LLC, Color Edge Visual, LLC and Comp 24, LLC, incorporating the terms set forth on Exhibit G hereto and otherwise in form and substance reasonably satisfactory to Purchaser and Seller duly executed by the parties.

ARTICLE 7

COVENANTS AND AGREEMENTS

The parties agree and covenant as follows:

7.1 Covenants Pending Closing

From the date hereof through the Closing, Seller and each Shareholder covenants and agrees that the Seller will carry on its Business only in the ordinary course and in accordance with past practices and shall not take any actions, individually or in the aggregate, inconsistent therewith in any material respect or with the transactions contemplated hereby or in the Related Documents, and will (a) use commercially reasonable efforts to preserve intact the present business organization and preserve and maintain the relationships and goodwill with suppliers, vendors, service providers, clients, lenders, customers, contractors, employees and other Persons having any business dealings with Seller in connection with its Business and keep available the service of its operating personnel, (b) operate Seller’s Business in compliance with all Applicable Laws, including Environmental Protection Laws, and maintain in full force and effect and to protect and enforce, each in accordance with past practices, all Licenses and Intellectual Property Rights of Seller, (c) not take any action listed in Section 4.8(a) through (u) and (d) not, without the prior written consent of Purchaser:

(i) in a single transaction or a series of related transactions, sell (including by sale-leaseback), lease, license, pledge, transfer, dispose of or encumber any assets, other than sales of Inventory in the ordinary course of business and consistent with past practice;

(ii) except for the credit facility and arrangement between Seller and Mellon Bank as in effect on the date hereof incur or become contingently liable with respect to any Indebtedness or redeem, purchase acquire or offer to purchase or acquire any long-term Indebtedness;

(iii) acquire or agree to acquire by merging with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business entity, in a transaction or series of related transactions;

(iv) enter into or amend any written or oral contract, agreement or arrangement with any officer, director, stockholder or other Affiliate of Seller ;

(v) enter into or amend any Contract that obligates Seller to provide or purchase products or services with a term in excess of one year, requiring the Seller to take or purchase a minimum amount of product or services or with a contract price in excess of $50,000;

(vi) enter into, amend or become obligated under any employment, consulting, severance, bonus, profit-sharing or other employee benefit or compensation agreement or arrangement;

(vii) Except as set forth on Schedule 7.1, declare, set aside or pay any dividend or distribution in respect of any capital stock, or purchase or redeem any shares of capital stock of Seller (including any security convertible or exchangeable into such capital stock) or issue, grant or otherwise create any option or right to acquire any such capital stock;

(viii) waive, release, grant, transfer or relinquish any rights or benefits of value;

(ix) directly or indirectly, (A) increase the compensation payable or to become payable by Seller to any of its independent contractors, employees, officers or directors, (B) except as required by this Agreement, adopt additional, make any payment or provision under, accelerate the vesting or exercise of any benefits under, or otherwise amend any option, bonus, profit sharing, pension, group insurance, severance pay, deferred compensation or other payment or employee compensation plan for the benefit of any Seller Employee or director, (C) enter into any new, or alter or amend any employment, severance, consulting or other compensation agreement with any director, officer, employee or Affiliate of Seller, or (D) make any payment, loan or advance to, or enter into any transaction or written contract, lease or commitment with, any independent contractor, officer, employee or director of Seller or any of its Affiliates except in the case of travel, entertainment or other similar advances in the ordinary course of business, consistent with past practice;

(x) capital expenditures not previously contained or described in a capital budget furnished to Purchaser (or commitments to make such expenditures which are not terminable without penalty or any other obligation at the option of Seller in its sole discretion) which shall in no event exceed $15,000, nor shall Seller make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise or by the purchase of any property or assets of any other individual, firm, corporation or other entity;

(xi) alter in any respect the manner of keeping its books of account or records or the accounting practices reflected therein in connection with the conduct of its business, make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to Seller or surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Seller or take any other action or omit to take any action that would have the effect of altering any Tax Liability of Purchaser;

(xii) cause or allow to occur any material change in the manner in which Seller conducts the Business;

(xiii) take any action not consistent in all material respects with the past practices of Seller or the Business in the ordinary course consistent with past practice;

(xiv) alter or reduce in any respect any monies reserved for or related to the Purchased Assets; or

(xv) Seller shall not enter into an agreement to do any of the things described in clauses (i) through (xiv).

7.2 Consents and Approvals. Purchaser and Seller will use commercially reasonable efforts to obtain prior to the Closing, at Seller’s sole cost and expense, all Consents listed on Schedule 4.5 and otherwise reasonably necessary to the transfer of the Purchased Assets to Purchaser. Purchaser agrees to cooperate with Seller in its efforts to obtain such Consents. Seller shall not, without Purchaser’s approval, agree to amend or modify any Contract or License in order to obtain any such Consent or any other Consent to the transactions hereunder or under the Related Documents. Nothing in this Agreement shall constitute a transfer or assignment of any Contract that would be breached by such transfer or assignment without consent. Subject to Section 6.2(d), if any such Consent or other consent is not obtained, then the Seller and the Shareholders shall cooperate with Purchaser, in any reasonable arrangement requested by Purchaser designed to provide to Purchaser on or immediately following the Closing with the benefits under any such Contract or License. Seller will take all actions reasonably requested by Purchaser to assist Purchaser in obtaining any new required Licenses.

7.3 Notice. Each party hereto will give prompt written notice to the other parties hereto of its failure to perform in all material respects any of its covenants or other obligations hereunder or under any Related Document or of the occurrence, or failure to occur, of any event of which it has knowledge and which would cause any representation or warranty contained in this Agreement or in any Related Document to be materially untrue or inaccurate in any respect at any time from the date hereof to and including the Closing Date.

7.4 Access. From and after the date hereof through the Closing Date, Purchaser, their Affiliates and any financing sources identified by Purchaser may, through their respective employees, officers, agents and representatives (including accountants and attorneys), continue to make or cause to be made such reasonable investigation of Seller, the Leased Real Property, the Properties and the Business as they deem necessary or advisable, and Seller and its Affiliates shall cooperate with such investigation and grant such representatives reasonable access (as often as Purchaser deem reasonably necessary) to their personnel, Properties, assets, books and records, contracts and other documents and information relating to Seller, the Business, the Leased Real Properties, the Properties and to the extent applicable, any Affiliate of Seller, including, without limitation, such access as may be requested to allow Purchaser, any Affiliate thereof, any such financing sources and all employees, officers, agents and representatives thereof to satisfy themselves that the conditions to the Closing set forth herein have been satisfied and complied with and in so doing, may also contact the current and prospective customers, contractors, clients, suppliers, vendors and other service providers of Seller.

7.5 Exclusivity.

From the date hereof through the Closing Date or until this Agreement is terminated in accordance with Article 10, Seller and Shareholders will not, and will not cause or permit their Affiliates, including the Seller’s officers, directors, employees, agents or other representatives (collectively, “Representatives”) to, directly or indirectly, solicit, initiate or encourage the submission of inquiries, proposals or offers from, engage in any discussions or negotiations with, provide any non-public information to any Person with respect to or enter into any agreement relating to any Alternative Transaction. The term “Alternative Transaction” means any proposal for a transaction involving the purchase of any of the Purchased Assets, an investment in or sale of any outstanding or newly issued equity interests in Seller, the acquisition of all or a substantial portion of the stock or Properties or Business of Seller, a merger, consolidation or other business combination, pursuant to which such Person would acquire any interest in the Seller, the Purchased Assets or the Business or other recapitalization or refinancing of Seller. In the event that any Shareholder, Seller or any Affiliate or Representative thereof receives any unsolicited proposal or inquiry regarding an Acquisition Proposal, Seller and such Shareholder, Affiliate or Representative, as applicable, will promptly communicate to Purchaser in writing the fact that it has received such proposal or inquiry and its terms and will provide Purchaser with a complete copy of any written material relating to such transaction.

7.6 Employee Matters.

(a) No less than five (5) business days prior to Closing, Purchaser will offer all employees of Seller, other than those listed on Schedule 7.6, employment with Purchaser following the Closing on terms no less favorable in the aggregate than exist for such employees prior to the Closing Date, subject to such employees executing a standard offer letter and nondisclosure agreement as a condition to employment . Such employees shall not commence employment with Purchaser until the Closing Date. Those employees who accept Purchaser’s employment offer and who report for duty on the Closing Date are collectively referred to as “Transferred Employees”. Nothing in this Agreement shall obligate Purchaser to maintain Seller’s employment terms or any Transferred Employee’s employment for any period of time. Seller shall cooperate with Purchaser’s efforts to employ and retain any such employees. At the Closing, Seller shall terminate those employees who accept employment with Purchaser and waive, for the benefit of Purchaser, any and all restrictions in any oral or written agreement with any Transferred Employee, relating to noncompetition with Seller subsequent to termination of employment therewith. Any confidentiality agreements with Transferred Employees shall be assigned to Purchaser. Purchaser does not assume, and Seller shall be fully responsible for, the payment of any severance, accrued but unused vacation and other benefits or payments related to or payable upon the termination of any employees offered employment by Purchaser who fail to accept such employment offer or any employees or independent contractors not offered employment by Purchaser. Seller shall be responsible for compliance with all Applicable Laws relating to the termination by Seller of Seller’s employees at or prior to the Closing including the Worker Adjustment and Retraining Notification Act. At Closing, Seller will certify to Purchaser in writing the number of employees terminated or laid off in the 90 days prior to Closing. After Closing, Purchaser shall be responsible for compliance with WARN if in fact WARN provisions are triggered by Purchasers actions, however if WARN is triggered due to a misrepresentation by Seller of the number of employees terminated or laid off by Seller in the 90 days prior to Closing, Seller shall be responsible for any WARN compliance required by state or federal law.

(b) Effective as of the Closing Date, Seller shall cause each participant in Seller’s 401(k) Plan to be fully vested in his or her accrued benefit and shall cause each Transferred Employee to be entitled to a distribution of his or her entire accrued benefit under the 401(k) Plan in a single lump sum.

(c) At Purchaser’s option, an Affiliate of Purchaser may employ the Transferred Employees and assume the Assumed Benefit Plans.

7.7 Confidentiality, Noncompetition and Non-Solicitation

(a) The Shareholders acknowledge that in their capacities as the sole shareholders, directly or indirectly, of Seller, they have occupied positions of trust and confidence with respect to Seller. Seller and each Shareholder agree that they shall not disclose to others or use, and shall prevent each of their Affiliates from disclosing to others or using, directly or indirectly, any Confidential Information regarding Seller or the Purchaser, the Business, the prospective business of the Purchaser or any of the Products, except as required in the course of any Shareholder’s employment with the Purchaser for a period of five (5) years from the Closing Date. Seller and each Shareholder represent and warrant to the Purchaser that as of the Closing Date it, he or she has surrendered to the Purchaser, as applicable, all documents, work papers, lists, memoranda, records, computer data and other data (including all copies) in its, his or her possession constituting or pertaining in any way to the Confidential Information. Seller and the Shareholders acknowledge and agree that such Confidential Information is specialized, unique in nature and of great value to the Purchaser and the Business and that such information gives the Purchaser and the Business a competitive advantage.

(b) Seller and each Shareholder hereby covenants and agree with the Purchaser that, during a period of five (5) years commencing on the Closing Date (the “Covenant Period”), it, he or she shall not, and they shall cause their respective Affiliates not to, directly or indirectly, own, manage, operate or control, or engage, join or participate in the ownership, management, operation or control of, or furnish any capital or loans to, be employed by or act as a consultant to or be connected in any manner with, any Person or business that is engaged in or owns, invests, operates, manages or controls any venture or enterprise which competes in any manner whatsoever with the Purchaser or the Business Notwithstanding the foregoing, nothing herein shall prohibit or otherwise restrict Seller or any Shareholder from holding a passive investment in the equity securities of any Person if such equity securities are registered under the Securities Act of 1933, as amended, provided that such equity investment does not exceed three percent (3%) of the outstanding equity securities of such Person.

(c) During the Covenant Period, Seller and each Shareholder agree that it, he or she shall not, and they shall cause their respective Affiliates not to, directly or indirectly, (i) solicit any present or former customers, clients or other Persons from whom Seller derived any revenue in the course of conducting the Business prior to the Closing Date for the purpose of competing with the Business or (ii) solicit any present or future customers, clients or other Persons from whom the Purchaser derives any revenue, with respect to the Business as conducted by the Purchaser on or after the Closing Date for the purpose of competing with the Business or (iii) persuade or attempt to persuade any present or future customer, client, vendor, service provider, supplier, contractor or any other Person having business dealings with the Purchaser to cease doing business or otherwise transacting with the Purchaser or to reduce the amount of business or such other transactions it conducts or will conduct with the Purchaser or otherwise disrupt, damage, impair or interfere in any manner with the business of the Purchaser.

(d) During the Covenant Period, Seller and each Shareholder agree that it, he or she shall not, and they shall cause their respective Affiliates not to, solicit or induce, directly or indirectly, any employee or independent contractor of the Purchaser to terminate his or her relationship with the Purchaser or, directly or indirectly, offer employment to or compensate or cause or permit any other Person to compensate any such employee or independent contractor or any person who was an employee or independent contractor of the Purchaser within the six (6) month period prior to such offer of employment or compensation.

(e) Seller and each Shareholder acknowledge and recognize that the businesses and markets of the Purchaser are conducted throughout the world, that the Purchaser, is investing substantial sums of money to acquire, maintain and develop the Business, that the Purchaser, if any, would not be doing so but for the covenants contained in this Agreement, and that such covenants are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Purchaser, the Business and the prospective business of the Purchaser and are reasonable in all respects. Seller and each Shareholder hereby further acknowledge that the geographic scope and duration of this covenant not to compete is reasonable.

(f) The necessity of protection against competition from the Seller and the Shareholders and the nature and scope of such protection has been carefully considered by the parties to this Agreement based upon the consultation with and advice from their respective legal counsel. The Seller and the Shareholders acknowledge and agree that they will receive direct and substantial benefits from the transactions contemplated by this Agreement and that the Purchaser would not enter into the transactions contemplated by this Agreement without the agreements of Seller and the Shareholders contained in this Section 7.7. The parties agree and acknowledge (i) the Purchaser is investing substantial sums to acquire an interest in the Business, (ii) that the duration, scope and territory applicable to the covenants contained in this Section 7.7 are fair, reasonable and necessary, and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Business and Purchaser’s investment therein and (iii) that adequate compensation has been received by the Seller and the Shareholders for such obligations.

(g) If any court determines that any of the covenants or other provisions contained in this Section 7.7, or any part thereof, is invalid or unenforceable, the remainder of such covenants and this Agreement shall not thereby be affected and shall be given full effect without regard to the invalid portions. If any court determines that any of the covenants contained in this Section 7.7, or any part thereof, are unenforceable because of the duration of such provision or the product or area covered thereby or for any other reason, such court shall have the power and the parties intend and desire that such court, and in connection with the purchase and acquisition of the Purchased Assets the Purchaser is relying on such court to, exercise such power to reduce the duration or coverage of such provision to the minimum extent necessary to render such provision enforceable, and in its reduced form, such provision shall then be enforceable and shall be enforced.

(h) Each party intends to and does hereby confer jurisdiction to enforce the covenants and other provisions contained in this Section 7.7, upon the courts of any jurisdiction within the geographic scope of such covenants or other provisions. If the courts of any one or more of such jurisdictions holds such covenants or other provisions wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of each party that such determination not bar or in any way affect the rights of the Purchaser (if any) to relief in the courts of any other jurisdiction within the geographic scope of such covenants or other provisions, as to breaches of such covenants or other provisions in any such other jurisdiction, such covenants or other provisions as they relate to each jurisdiction and geographic location being, for this purpose, severable into diverse and independent covenants and other provisions.

(i) Seller and each Shareholder hereby agree that a violation or attempted or threatened violation of the covenants or other provisions contained in this Section 7.7, or any part thereof, by Seller or any Shareholder will cause irreparable injury to the Purchaser, the Business and the prospective business of the Purchaser for which money damages would be inadequate, and that the Purchaser shall be entitled, in addition to any other rights or remedies they may have, whether in law or in equity, to obtain an injunction enjoining and restraining Seller and each Shareholder, as applicable, from violating or attempting or threatening to violate any provision of this Agreement, including the covenants contained in this Section 7.7. The duration of the covenants and other provisions contained in this Section 7.7, shall be extended by a period equal to the duration of any breach or violation thereof.

7.8 Transactions, Agreements, etc.

None of Shareholders or Seller shall enter into any transaction or contract or take (or omit to take) any action which would, or is reasonably likely to, (a) result in any of Seller’s or Shareholder’s representations or warranties contained in this Agreement or in any Related Document not being true and correct as of the date hereof or the Closing Date or (b) prevent Seller or any Shareholder from performing, satisfying and/or complying with all of its covenants and agreements contained in this Agreement or in any Related Document.

7.9 Insurance.

Seller shall maintain or cause to be maintained, in full force and effect through the Closing Date, all of the insurance policies of or covering the Business, Properties and Seller Employees, including each insurance policy listed on Schedule 4.9, unless replaced by comparable coverage. Seller shall promptly advise Purchaser in writing of any fire, accident or other casualty involving or relating to Seller, the Business or any of the Properties that occurs on or before the Closing Date (whether or not covered by insurance) which individually or in the aggregate involves, or adversely affects the value of any Property, in an amount in excess of $10,000.

7.10 Cooperation.

Each party shall cooperate with the other parties and use its reasonable best efforts to consummate the transactions contemplated by this Agreement and the Related Documents in accordance with the terms hereof and thereof. After the Closing the parties shall cooperate in good faith to facilitate the transfer of the Purchased Assets and the Business to Purchaser.

7.11 Publicity.

Prior to the Closing, the Seller and Shareholders (and their agents or Affiliates) shall not directly or indirectly make any press release or other public communication with respect to the transactions contemplated hereby. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Purchaser and its Affiliates determines. The parties hereto acknowledge and agree that Purchaser is a subsidiary of a public company and that such public company will disclose the terms of this Agreement and information regarding the Seller and transactions contemplated hereby in press releases and public filings, including filing a copy of this Agreement, when and as it deems appropriate for compliance with Applicable Laws, including the rules and regulations of the Securities and Exchange Commission or any stock market or quotation system. The Exclusivity Agreement dated April 3, 2005 between Seller and Merisel, Inc. shall terminate as of the Closing, and prior to the Closing shall be modified by the provisions of this Section 7.11.

7.12 Access for Purchaser Compliance with Sarbanes-Oxley Act. Between the date of this Agreement and the Closing Date, Seller shall permit Purchaser’s senior officers to meet with the executive and other officers of Seller responsible for the Financial Statements, the internal controls of Seller and the disclosure controls and procedures of Seller to discuss such matters as Purchaser may deem reasonably necessary or appropriate for Purchaser’s parent to satisfy its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto.

7.13 Parent Obligations. After the Closing, Merisel, Inc. shall cause Purchaser to perform its obligations, if any, under Section 2.7 and will be jointly and severally liable with Purchaser for such obligations. After the Closing and during the Earnout Period, Merisel, Inc. shall use its reasonable best efforts to timely comply in all material respects with all Applicable

Laws, including but not limited to all reporting requirements under the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act.

7.14 Reserves for Litigation. After the Closing, Seller shall retain a minimum of $100,000 for the sole purpose of satisfying the Photobition claim set forth in Schedule 4.11(1).

ARTICLE 8

TAX MATTERS

8.1 Tax Indemnification.

Without limiting the provisions of Article 9, Seller and each of the Majority Shareholders, jointly and severally, and each of the Minority Shareholders severally and not jointly, in accordance with the provisions of Section 9.3(b), shall be liable for, shall pay or cause to be paid and shall indemnify and hold the Purchaser, its Affiliates, and all of their officers, directors and agents, harmless from and against any and all losses, claims, damages, Liabilities, costs, expenses (including reasonable attorneys’ fees and the cost and expenses of enforcing such indemnification against any of the Seller or Shareholders), interest and penalties, if any, arising out of or based upon or for or in respect of each of the following: (i) any and all Taxes with respect to the Seller for any taxable period (or any partial period) ending on or before the Closing Date; (ii) any and all income Taxes (or franchise or other Taxes measured by net income) resulting solely from Seller having been included in any consolidated, combined or unitary Tax Return that included Seller for any taxable period (or portion thereof) ending on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulations (other than any Liability arising under such Treasury Regulation or analogous law by reason of Seller becoming a member of the consolidated, combined or unitary group of which Purchaser is a member); and (iii) any and all other Taxes with respect to the Business for any Tax period beginning before the Closing Date and ending after the Closing Date to the extent allocated to Seller pursuant to Section 8.2(b) hereof and not previously paid.

8.2 Preparation of Tax Returns; Payment of Taxes.

(a) Seller shall prepare or cause to be prepared and file or cause to be filed all federal, state and local Tax Returns required to be filed by the Seller, on or before the Closing Date. The Seller shall pay (i) the amount of all Taxes shown as due on all such Tax Returns of the Seller and (ii) the amount of Taxes shown as due on all Tax Returns of Purchaser and allocable to the Seller under Section 8.2 (b). All such payments shall be timely made to the appropriate Governmental Authority and the Seller shall provide the Purchaser with adequate proof of such filing and payment and with written confirmation that such Tax Returns have been prepared in a manner that is consistent with the past income Tax practices and consistent with the past Tax Returns of the Seller. Following the Closing, Purchaser shall be responsible for preparing or causing to be prepared all federal, state and local income Tax Returns required to be filed with respect to the Business.

(b) Proration of Taxes. In any case in which a Tax with respect to the Purchased Assets or the Business is assessed with respect to a taxable period which begins before the Closing Date and ends after the Closing Date, the resulting Tax obligation shall be allocated to the Seller for the period up to and including the Closing Date and to the Purchase for the period after the Closing Date. Any allocation of Taxes attributable to any period beginning before and ending after the Closing Date shall be made by means of a closing of the Books and Records of the Seller as of the close of the Closing Date, provided that exemptions, allowances, deductions (including, but not limited to, depreciation and amortization deductions) or any Taxes (such as property or similar Taxes) that are calculated on an annual basis shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. Any disagreements regarding the allocations shall be promptly resolved in an arbitration conducted by the a neutral arbiter in accordance with the procedures in Section 2.6(d).

8.3 Payment of Indemnification.

If a claim shall be made by any Governmental Authority, which, if successful, might result in an indemnity payment to the Purchaser pursuant to Section 8.1, the Purchaser shall promptly notify the Seller and Shareholders in writing of such claim (a “Tax Claim”). Upon payment of any Taxes by Purchaser with respect to which the Purchaser are entitled to receive indemnification hereunder, the Purchaser shall submit an invoice to the Seller and Shareholders stating that such Taxes have been paid and giving in reasonable detail the particulars relating thereto. The Seller or Shareholders shall remit payment for such Taxes promptly upon receipt of such invoice.

8.4 Assistance and Cooperation.

After the Closing Date, Seller, Shareholders and Purchaser shall:

(a) assist (and cause its respective Affiliates to assist) the other parties in preparing any Tax Returns which such other party is responsible for preparing and filing;

(b) cooperate fully in preparing for any audits of, or disputes, contests or proceedings with, taxing authorities regarding any Tax Returns which relate to Seller or Purchaser;

(c) make available to the other parties hereto and to any Governmental Authority as reasonably requested all information, records and documents relating to Tax Liabilities of such other party or parties;

(d) preserve all such information, records and documents until the expiration of any applicable statutes of limitations or extensions thereof and as otherwise required by Law;

(e) make available to the other, as reasonably requested, personnel responsible for preparing or maintaining information, records and documents in connection with Tax matters;

(f) provide timely notice to the other in writing upon receipt of notice of any pending or threatened Tax audits or assessments relating to Seller for any period beginning prior to the Closing Date;

(g) furnish the other with copies of all correspondence received from any Governmental Authority in connection with any Tax audit or information request with respect to any period beginning prior to the Closing Date;

(h) keep confidential any information obtained pursuant to this Section 8.3, except as may otherwise be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other Tax proceeding; and

(i) furnish the other with adequate information which would enable the other party to determine its entitlement to, and the amount of, any refund or credit to which either party reasonably believes the other party may be entitled.

8.5 Transfer Taxes.

Seller and Shareholders, on the one hand, and Purchaser, on the other hand shall each be liable for one half of and shall each pay one half of all excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes which may be imposed in connection with the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto (“Transfer Taxes”); provided that Purchaser shall not be obligated to pay more than $75,000 of Transfer Taxes, with the Seller and Shareholders obligated to pay any excess. Each party hereto hereby agrees to file all necessary documentation in connection with the payment and reporting of Transfer Taxes.

8.6 Survival of Obligations. The obligations of the parties set forth in this Article 8 shall be unconditional and absolute and shall remain in effect until the expiration of any applicable statute of limitations (and any extensions thereof).

8.7 Provisions of this Section Control. In the event of a conflict between the provisions of this Article 8 and any other provisions of this Agreement, the provisions of this Article 8 shall control.

ARTICLE 9

INDEMNIFICATION

9.1 Survival of Representations and Warranties.

The representations and warranties made by Seller and each Shareholder in this Agreement shall survive the Closing and shall continue in effect until May 31, 2007, except (i) that the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.7, 4.11 shall survive until the sixth anniversary of the Closing Date, (ii) the representations and warranties set forth in Sections 4.10, 4.19 and 4.20 shall survive until expiration of the applicable statute of limitations with respect to such matters (and any extensions thereof) and (iii) as to the breach of any representation or warranty as to which a claim is submitted in writing by a Purchaser Indemnitee (as defined herein) within such period and identified as a claim for indemnification pursuant to this Agreement or any Related Document, in which case such representation and warranty shall survive until the claim is resolved. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Seller and Shareholders to indemnify any Purchaser Indemnitee for (a) Excluded Liabilities under Section 9.2(c) or (b) for Losses arising out of or resulting from any fraud or intentional misrepresentation shall survive indefinitely and shall not be limited by any applicable statute of limitations. The representations and warranties of the Purchaser shall terminate as of May 31, 2007. Notwithstanding the right of Purchaser to investigate the Business, assets and financial condition of Seller, and notwithstanding any knowledge obtained or obtainable by Purchaser as a result of such investigation, Purchaser has the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by the Seller and Shareholders in this Agreement or pursuant hereto. Seller, each Shareholder and the Purchaser acknowledges and agrees that the representations and warranties made hereunder by Seller and Shareholders are bargained for assurances.

9.2 Indemnification by Seller and Shareholders.

After the Closing, Seller and each of the Majority Shareholders agree, jointly and severally, and each of the Minority Shareholders agree severally and not jointly to indemnify and hold harmless Purchaser, and its officers, directors, agents, Affiliates, representatives, successors and assigns (“Purchaser Indemnitees”) from and against, and shall reimburse each Purchaser Indemnitee on demand for, any and all direct or indirect claims, suits, Actions, proceedings, Liabilities, obligations, judgments, fines, penalties, claims, losses, lost profits, diminution in value, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel, accountants and other experts whether incurred in connection with any of the foregoing or in connection with any investigative, administrative or adjudicative proceeding, whether or not such Purchaser Indemnitee shall be designated a party thereto), together with any and all reasonable costs and expenses associated with the investigation of the same (provided with respect to costs of investigation in the case of a third party claim Purchaser shall have provided Seller with written notice of such claim in accordance with Section 9.5 and Seller has elected not to defend same) and/or the enforcement of the provisions hereof and thereof (collectively, “Losses”), which may be incurred by such Purchaser Indemnitee relating to, based upon, resulting from or arising out of:

(a) the breach of any representation or warranty made by Seller or any Shareholder in this Agreement or in any Related Document as of the date hereof and as of the Closing Date during the survival period set forth in Section 9.1;

(b) the breach of any agreement, covenant or obligation of Seller or any Shareholder contained in this Agreement or in any Related Document;

(c) any Excluded Liabilities (including any Assumed Liabilities in excess of amounts set forth in the Closing Date Balance Sheet);

(d) any failure to comply with any applicable bulk sale or transfer Law in connection with the transactions contemplated by this Agreement;

(e) any Liability incurred by Seller, any Shareholder or their respective Affiliates to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement;

(f) any misrepresentation contained in any certificate or other document furnished by or on behalf of Seller or any Shareholder pursuant to this Agreement or in any

Related Document or in connection with the transactions contemplated hereby or thereby or any other Losses arising out of or resulting from any fraud or intentional misrepresentation; or

(g) any Environmental Liability.

9.3 Limitations on Indemnification.

(a) Other than with respect to any indemnification claim made with respect to Losses arising from a claim, action or proceeding related to breaches of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.7, 4.11, 4.19 and 4.20, or any claim for fraud, for which the limitations set forth in this Section 9.3 do not apply, no claim for indemnification shall be brought under Section 9.2(a) (i) unless the aggregate amount of all Losses under that Section are greater than $75,000 in the aggregate at which time Seller and Shareholders shall be liable for all indemnity claims made by Purchaser Indemnities for the full amount of all Losses without regard to such threshold or (ii) for Losses under that Section in the aggregate in excess of the Purchase Price paid through the date of payment of any such claim (the “Cap”).

(b) Seller and/or each of the Majority Shareholders shall be each be liable for the full amount of any indemnification claims by Purchaser Indemnitees. Each of the Minority Shareholders shall be liable for their pro rata share of such claims, based on their ownership of the Seller at the Closing (as set forth on Schedule 4.1(b)).

9.4 Indemnification by Purchaser. Purchaser shall indemnify, after the Closing Date but prior to the expiration of the applicable survival period set forth in Section 9.1, Seller and each Shareholder (a “Seller Indemnitee”) for all Losses which may be incurred by such Shareholder relating to, based upon, resulting from or arising out of the breach of representation or warranty made by Purchaser in this Agreement as of the date hereof and as of the Closing Date; provided that no claim for Losses in excess of the Cap may be made with respect to any indemnity claims made against Purchaser hereunder.

9.5 Defense Against Claims by Third Parties. If any Indemnitee shall receive notice of any third party claim, suit, arbitration or other legal proceeding giving rise to indemnity under this Agreement, the Indemnitee shall give the Indemnitor prompt written notice of the same; provided, however, that failure to provide such written notice shall not release the Indemnitor from any of its obligations under this Article 9, except to the extent (and only to the extent) the Indemnitor is materially prejudiced by such failure. The Indemnitor may, but shall not be obligated to, upon prompt written notice furnished to the Indemnitee, assume the defense of any such claim, suit, arbitration or other proceeding, with counsel reasonably satisfactory to the Indemnitee, if the Indemnitor acknowledge to the Indemnitee in writing their obligations to indemnify the Indemnitee with respect to all elements of such claim. If the Indemnitor furnishes such written acknowledgment and assumes the defense of any such claim, the Indemnitee shall be entitled to participate in (but not control) the defense of any such Action, with its own counsel and at its own expense. Neither the Seller, the Shareholders nor the Indemnitee shall settle or compromise any claim by a third party without the prior written Consent of the other party (which shall not be unreasonably withheld) provided, that, notwithstanding the foregoing, the Purchaser Indemnitee shall be entitled to withhold its written Consent to any settlement or compromise offers that would either impose a restriction or burden operation of the Business after the date of such settlement or compromise or not release the Indemnitee from all liability upon the execution of any such settlement or compromise. If the Indemnitor does not assume the defense of any such claim, suit, arbitration or other proceeding as provided above, (i) the Indemnitee may defend against the same, in such manner as it may deem appropriate and at the Indemnitor’s cost and expense, including, without limitation, settling such matter provided that such settlement shall be subject to the Indemnitor’s prior written Consent (which shall not be unreasonably withheld), and (ii) the Indemnitor shall be entitled to participate in (but not control) the defense of such Action, with its own counsel and at its own expense.

9.6 Right of Offset. If any Purchaser Indemnitee has any claim against Seller or any Shareholder hereunder or under any Related Document, whether for indemnification, breach of agreement or otherwise, Purchaser may withhold the total amount of the claim from any payment due Seller or any Shareholder hereunder, including under Section 2.5(c), 2.6 or 2.7, until final determination of such pending claim, and after such final determination Purchaser may offset the determined amount against any amounts owed to Seller or any Shareholder.

ARTICLE 10

TERMINATION

10.1 Termination.

This Agreement may be terminated at any time prior to the Closing Date, as follows, and in no other manner:

(a) by the mutual written agreement of the parties;

(b) by Purchaser, by written notice to Seller and Shareholders, if (i) there shall have been a material breach of any representation or warranty made by Seller or Shareholders in this Agreement, or if the representations and warranties of Seller or Shareholders shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any material qualification) as of the date when made, or (ii) there shall have been a breach by Seller or Shareholders of any of its covenants or agreements hereunder and, in each of clauses (i) and (ii), Seller or such Shareholder shall not have cured such breach, if curable, within ten (10) business days after written notice by Purchaser, provided that Purchaser have not breached any of its material obligations hereunder which have not been cured after ten (10) business days of the receipt of a notice of such breach;

(c) by Seller by written notice to Purchaser, if (i) there shall have been a breach of any material representation or warranty made by Purchaser in this Agreement, or if the representations and warranties of Purchaser shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any material qualification) as of the date when made, or (ii) there shall have been a breach by Purchaser of any of its material covenants or agreements hereunder which would materially adversely affect (or materially delay) the consummation of the purchase and sale of the Purchased Assets hereunder, and, in each of clauses (i) and (ii), Purchaser shall not have cured such breach, if curable, within ten (10) days after written notice by Seller, provided that Seller and Shareholders have not breached any of their material obligations hereunder; or

(d) by either Purchaser or Seller, if (i) the Closing shall not have occurred on or prior to September 30, 2005; provided, however, that no party may terminate this Agreement pursuant to this clause (d) if the failure of such party to fulfill any of its obligations or conditions hereunder shall be the reason that the Closing shall not have occurred on or prior to such date, or (ii) any final order, decree or judgment shall have been entered against Seller, Shareholders or Purchaser enjoining, restraining or declaring illegal the material transactions contemplated hereby or awarding damages in material amounts in connection with the transactions contemplated hereby.

10.2 Effect of Termination.

In the event that this Agreement shall be terminated pursuant to Section 10.1, this Agreement, other than Section 11.6 and as set forth in the next sentence, shall forthwith become void and have no effect, and all further obligations of the parties under this Agreement shall terminate without further Liability or obligation of any party to another; provided, however, that each party shall remain obligated for any breach by such party of this Agreement. If this Agreement is terminated in accordance with this Article 10, for a two year period from the date of such termination, (i) the Purchaser agrees that it shall not directly or indirectly solicit any present employees, customers, clients or other Persons from whom Seller derived any revenue in the course of conducting the Business, in each case as of the Closing Date, for the purpose of competing with the Business unless any Purchaser Affiliate is presently doing business with such customer, client or other Person and (ii) the Seller and each Shareholder agrees that it shall not directly or indirectly solicit any present employees, customers, clients or other Persons from whom the Purchaser Affiliates derived any revenue in the course of conducting their respective businesses, in each case as of the Closing Date, unless Seller is presently doing business with such customer, client or other person.

ARTICLE 11

MISCELLANEOUS

11.1 Successors and Assigns.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto, provided that no such succession, transfer, encumbrance or assignment of all or any part of Seller’s or any Shareholder’s rights or interest in this Agreement may occur whether voluntarily, by operation of laws or otherwise, without the express approval of Purchaser in its sole discretion. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement, except as expressly provided in Article 9 of this Agreement. Seller and Shareholders agree that Purchaser may grant a security interest in this Agreement and all Related Documents to the party or parties that will provide the financing for the transactions contemplated by this Agreement under any and all financing documents entered into by such financing party or parties to secure such Purchaser’s obligations to such financing party or parties under this Agreement and any such documents.

11.2 Governing Law and Enforceability; Waiver of Jury Trial; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to choice of law rules.

(b) TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER, SHAREHOLDERS AND PURCHASER EACH IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATED TO THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(c) Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York and each of the parties irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world by first class certified or registered mail, return receipt requested, postage prepaid to the address at which such party is to receive notice in accordance with this Agreement.

11.3 Intentionally omitted.

11.4 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature by telecopy shall be sufficient to evidence a party’s intention to be bound hereby.

11.5 Notices.

Any notices hereunder shall be deemed sufficiently given by one party to another only if in writing and if and when delivered by personal delivery or as of five (5) business days after deposit in the United States mail in a sealed envelope, registered or certified, with postage prepaid, twenty-four (24) hours after deposit with an overnight courier if such day is a business day (or the next business day if it is not), or five (5) hours after confirmation of delivery by facsimile during business hours on a business day, addressed as follows (or at such other address or facsimile number for a party as shall be specified by like notice):

If to Purchaser or Merisel, to:	MCRU, LLC or Merisel, Inc. 127 W. 30th Street, 5th Floor New York, New York 10001 Attn: Donald Uzzi Fax: (917) 351-5889

with a copy (which shall not constitute notice to):

Bingham McCutchen LLP 355 South Grand Avenue Suite 4400 Los Angeles, California 90071 Attn: Cynthia Dunnett Telephone: (213)229-8526

If to Seller, to:	Crush Creative, Inc.) 11884 Maple Crest Street Moorpark, CA 93021 Attention: Guy Claudy Telephone No. (805) 531-9294

with a copy to	115 Valley Street Burbank, CA 91505 Attention: Tom Saliba Telephone No. (818) 841-7760

with a copy (which shall not constitute notice to)

Richard N. Scott, Esq. Richard N. Scott, Inc. 24955 Pacific Coast Highway Suite C-202 Malibu, CA 90265 Attention: Richard N. Scott Telephone No.: (310) 456 5373

If to Shareholder Representative:	11884 Maple Crest Street Moorpark, CA 93021 Attention: Guy Claudy Telephone No. (805) 531-9294

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 11.5. Any party may unilaterally change any one or more of the addresses to which a notice to the party or its representative is to be delivered or mailed, by written notice to the other party hereto given in the manner stated above.

11.6 Fees and Expenses.

Except as provided in Section 8.5, Purchaser shall bear and pay all of its own costs and expenses, and the costs and expenses of their advisors and organizers, relating to the transactions contemplated hereby and in the Related Documents, including the expenses of Hutchison and Bloodgood LLP for the services for which Purchaser has retained them. Except as provided in Section 8.5, Seller and Shareholders shall bear and pay all their own costs and the costs and expenses of their advisors and organizers, relating to the transactions contemplated hereby and in the Related Documents including the expenses of Hutchison and Bloodgood LLP for the services for which Seller or the Shareholders have retained them.

11.7 Severability.

Any term or provision of this Agreement that is held invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

11.8 Entire Agreement.

This Agreement, the Schedules and exhibits hereto and the Related Documents and certificates delivered in connection herewith constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and thereof and supersede all prior agreements, term sheets, letters, discussions and understandings of the parties in connection therewith. This Agreement contains all agreements of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective.

11.9 Assurances.

Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement, whether before, concurrent with or after the consummation of the transactions contemplated hereby.

11.10 Amendments and Waivers.

This Agreement may be amended or modified in writing with the prior approval of Seller, Shareholders Representative, Purchaser and Merisel, Inc. Unless otherwise provided herein, any waiver hereunder may be granted in writing with the prior approval of Seller, Shareholders’ Representative, Purchaser and Merisel, Inc. but such waiver shall not operate as a waiver of any subsequent or other failure. No waiver by a party hereto of any provision hereof shall be deemed a waiver of any other provision hereof.

11.11 Multiple Documents. Nothing contained in this Agreement shall in any way limit the terms and provisions of any Related Document or any other agreement between the parties hereto, but each and every term and provision of this Agreement shall be in addition to the terms and provisions of such other Related Documents and agreements.

11.12 Headings and Captions. The headings and captions used herein are for convenience only and shall not be construed as part of this Agreement.

11.13 Shareholder Representative; Joint and Several Liability. Each Shareholder hereby authorizes, directs and appoints the Shareholder Representative to act as such Shareholder’s sole and exclusive agent, attorney-in-fact and representative and authorizes and directs the Shareholders Representative to (i) take any and all actions (including executing and delivering any documents, incurring and costs and expenses on behalf of the Shareholders and making any and all determinations) which may be required or permitted by this Agreement to be taken by the Shareholders, (ii) exercise such other rights, power and authority as are authorized, delegated and granted to the Shareholders Representative under this Agreement and (iii) exercise such rights, power and authority as are incidental to the foregoing. Any such actions taken, exercises of power, rights or authority, and any decision or determination made by the Shareholders Representative consistent therewith, shall be absolutely and irrevocably binding on each Shareholder as if such Shareholder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Shareholder’s capacity. The obligations and undertakings of Seller or any Shareholder hereunder are joint and several obligations and undertakings of Seller and each of the Majority Shareholders and several obligations of the Minority Shareholders, in proportion to their prorate ownership of the Seller as set forth on Schedule 4.1(b). Each of the Shareholders agree that they shall cause Seller to perform its obligations hereunder.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

SELLER:	CRUSH CREATIVE, INC., a California corporation

By:
Name: Guy Claudy Title: President & CEO

SHAREHOLDERS:

Guy Claudy

Tom Saliba

Gary Applegate

John Davies

Tom Von Der Ahe

Kathy Lencki

Barry Polan

Mike Lannin

Greg Davidian

SHAREHOLDERS REPRESENTATIVE:
Guy Claudy

Signature Page to Crush Creative, Inc. Asset Purchase Agreement

PURCHASER:	MCRU, LLC, a Delaware limited liability company

By:
		Name:	Donald R. Uzzi
		Title:	Manager

MERISEL, INC.	MERISEL, INC., for purposes of Section 7.13 and Section 11.10 only

By:
		Name:	Donald R. Uzzi
		Title:	Chairman & CEO

Signature Page to Crush Creative, Inc. Asset Purchase Agreement